Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.,

COINCHECK GROUP B.V.,

M1 CO G.K.,

COINCHECK MERGER SUB, INC.,

and

COINCHECK, INC.

dated as of

March 22, 2022

i

EXHIBITS

Exhibit A	–	Term Sheet for Amended and Restated PubCo Governing Documents
Exhibit B	–	Sponsor Support Agreement
Exhibit C	–	Form of Registration Rights Agreement
Exhibit D	–	Lock-Up Agreements
Exhibit E	–	Form of Certificate of Merger

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of March 22, 2022, by and among Thunder Bridge Capital Partners IV, Inc., a Delaware corporation (“Thunder Bridge”), Coincheck Group B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“PubCo”), M1 Co G.K., a Japanese limited liability company (godo kaisha) (“HoldCo”), Coincheck Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Coincheck, Inc., a Japanese joint stock company (kabushiki kaisha) (the “Company”). Thunder Bridge, PubCo, HoldCo, Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, Thunder Bridge is a blank check company incorporated in Delaware for the purpose of entering into a Business Combination with one or more businesses or entities;

WHEREAS, PubCo is a newly formed private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) that was formed in the Netherlands for purposes of consummating the Transactions;

WHEREAS, PubCo’s issued share capital amounts to one PubCo Ordinary Share, with a nominal value of EUR 0.01, which PubCo Ordinary Share is held by Monex Group, Inc. (“Monex”);

WHEREAS, HoldCo is a newly formed limited liability company (godo kaisha) that was formed in Japan for purposes of consummating the Transactions;

WHEREAS, 100% of the membership interests of HoldCo are held by Monex;

WHEREAS, Merger Sub is a newly formed corporation and direct, wholly owned subsidiary of PubCo, formed in Delaware for the sole purpose of the Merger;

WHEREAS, prior to the PubCo Subscription (defined below), Monex will advance a loan in the amount of EUR 1,475,876.16 (the “HoldCo Loan Amount”) to HoldCo (the “HoldCo Loan Advancement”);

WHEREAS, following the HoldCo Loan Advancement and prior to the HoldCo Contribution (defined below), HoldCo will subscribe for, and PubCo will issue to HoldCo, a number of new PubCo Ordinary Shares equal to 147,587,616 (the “PubCo Exchange Shares”), in exchange for an aggregate subscription price payable to PubCo by HoldCo equal to USD 1,475,876,160 (the “Aggregate PubCo Share Consideration”), of which Aggregate PubCo Share Consideration (i) an amount equal to the HoldCo Loan Amount will be paid in cash to satisfy the payment obligation on the PubCo Exchange Shares (the “PubCo Subscription Cash Consideration”) and (ii) an amount equal to the Aggregate PubCo Share Consideration minus the HoldCo Loan Amount will remain outstanding in the form of a short-term note (the “PubCo Subscription Note Consideration”) (the “PubCo Subscription”);

WHEREAS, following the PubCo Subscription and prior to the PubCo Subscription Consideration Contribution (defined below), Monex will transfer all of the outstanding equity interests of HoldCo to PubCo as an in-kind contribution in respect of the one PubCo Ordinary Share held by it, whereby HoldCo will become a wholly owned subsidiary of PubCo (the “HoldCo Contribution”);

WHEREAS, following the HoldCo Contribution but prior to the HoldCo Loan Repayment (defined below), PubCo will contribute (i) the PubCo Subscription Cash Consideration to HoldCo in cash, and (ii) the PubCo Subscription Note Consideration to HoldCo as an in-kind contribution, in respect of all of the outstanding equity interests of HoldCo held by it (the “PubCo Subscription Consideration Contribution”, and together with the HoldCo Loan Advancement, the PubCo Subscription and the HoldCo Contribution, the “PubCo Restructuring”);

WHEREAS, following the PubCo Restructuring but prior to the Share Exchange Effective Time, HoldCo will repay the HoldCo Loan Amount to Monex (the “HoldCo Loan Repayment”);

WHEREAS, at the Share Exchange Effective Time and after the PubCo Restructuring, on the terms and subject to the conditions set forth in this Agreement and in accordance with the Laws of the Netherlands, the Companies Act of Japan (Act No. 109 of 2006) (the “Companies Act”) and other applicable Laws, HoldCo and the Company will implement a share exchange (kabushiki koukan) under the Companies Act, pursuant to which the Company Ordinary Shares outstanding immediately prior to the Share Exchange Effective Time will be exchanged for the PubCo Exchange Shares on the Closing Date (the “Share Exchange”);

WHEREAS, as a result of the Share Exchange, the Company Shareholders will hold all of the PubCo Exchange Shares, and the Company will become a direct, wholly owned subsidiary of HoldCo;

WHEREAS, following the Share Exchange Effective Time and prior to the Closing, on the terms and subject to the conditions set forth in this Agreement and in accordance with the Laws of the Netherlands, the legal form of PubCo will be changed from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap), and PubCo will amend and restate its Governing Documents to be substantially consistent with the terms and conditions set forth on Exhibit A hereto, subject to such changes as may be agreed between Thunder Bridge and the Company prior to the Merger Effective Time (the “Amended and Restated PubCo Governing Documents”) (the “PubCo Reorganization”);

WHEREAS, on the Closing Date, following the Share Exchange Effective Time, on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and other applicable Laws, (i) Merger Sub will merge with and into Thunder Bridge (the “Merger”), with Thunder Bridge being the surviving corporation of the Merger (the “Surviving Corporation”) and ultimately a wholly owned subsidiary of PubCo, and (ii) as a result of the Merger (a) each Thunder Bridge Common Share issued and outstanding immediately prior to the Merger Effective Time will be converted into the right to receive one PubCo Ordinary Share, and (b) each Thunder Bridge Warrant outstanding immediately prior to the Merger Effective Time will be assumed by PubCo and, subject to the terms of the Warrant Agreement and any amendments thereto, thereafter exercisable to purchase one (1) PubCo Ordinary Share;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Thunder Bridge shall provide an opportunity to Thunder Bridge Shareholders to have their outstanding Thunder Bridge Common Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Thunder Bridge’s Organizational Documents in connection with obtaining the Thunder Bridge Shareholder Approval;

WHEREAS, for U.S. federal (and applicable state or local) income tax purposes, each of the Parties hereby intends that (i) the Share Exchange and the HoldCo Contribution, collectively, will qualify as a “transfer” within the meaning of Section 351 of the Code and the Treasury Regulations thereunder (taking into account any Sponsor Investment, any third party financing and the Merger), (ii) the Merger, taken together with any Sponsor Investment and any third party financing, will qualify as either a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code and the Treasury Regulations or a “transfer” within the meaning of Section 351 of the Code and the Treasury Regulations thereunder (taking into account the Share Exchange and the Holdco Contribution), (iii) the PubCo Reorganization will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F), (iv) each of the parties hereto be a party under Section 368(b) of the Code and (v) this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) (collectively (i)-(iv) the “Intended Income Tax Treatment”);

WHEREAS, as a condition and inducement to the Company Parties’ willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Sponsor, the managing member of Sponsor, Thunder Bridge, PubCo, the Company and Monex have entered into the Sponsor Support Agreement, a copy of which is attached as Exhibit B hereto, pursuant to which, among other things, (i) each of the Sponsor and its Affiliates have agreed to certain lock-up obligations with respect to PubCo Ordinary Shares following the Closing and (ii) the Sponsor and its Affiliates have agreed to purchase an equal number of securities of Thunder Bridge as are subscribed for, in the aggregate, by third party investors in the event of any third party financing, on the same terms and conditions as agreed to by such third party investors and Thunder Bridge, up to an aggregate subscription amount of $35 million (the “Sponsor Investment”);

WHEREAS, as a condition and inducement to Thunder Bridge’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Monex and PubCo have executed and delivered to Thunder Bridge a Company Support Agreement pursuant to which, among other things, (i) Monex has agreed to approve, solely in its capacity as the sole shareholder of PubCo entitled to vote at PubCo’s general meeting (prior to the Share Exchange) and the controlling shareholder of PubCo (from and after the Share Exchange), the PubCo Restructuring, the PubCo Reorganization and the Merger (such approval, the “PubCo Shareholder Approval”), (ii) Monex has agreed, solely in its capacity as the controlling shareholder of the Company, to approve by written resolution all of its Company Ordinary Shares in favor of the approval of the Share Exchange (such approval, the “Company Shareholder Approval”), (iii) Monex has agreed to approve, solely in its capacity as the sole member of HoldCo (prior to the HoldCo Contribution), the HoldCo Loan Advancement, the PubCo Subscription and the HoldCo Contribution (such approval, the “HoldCo Member (Monex) Approval”), (iv) PubCo has agreed to approve, solely in its capacity as the sole member of HoldCo (from and after the HoldCo Contribution), the PubCo Subscription Consideration Contribution, the HoldCo Loan Repayment and the Share Exchange (such approval, the “HoldCo Member (PubCo) Approval”), (v) PubCo has agreed to adopt and approve, solely in its capacity as the sole shareholder of Merger Sub, this Agreement and other documents contemplated hereby and the transactions contemplated hereby and thereby, including the Merger (such approval, the “Merger Sub Shareholder Approval”) and (vi) Monex has agreed to certain lock-up obligations with respect to PubCo Ordinary Shares following the Closing;

WHEREAS, as a condition and inducement to Thunder Bridge’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, each of the Company Shareholders (other than Monex) has executed and delivered a Lock-Up Agreement to PubCo;

WHEREAS, the board of directors of Thunder Bridge has unanimously (i) determined that it is in the best interests of Thunder Bridge and the Thunder Bridge Shareholders, and declared it advisable, to enter into this Agreement providing for the Merger, (ii) approved this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions, including the Merger, be adopted by the Thunder Bridge Shareholders (the “Thunder Bridge Board Recommendation”);

WHEREAS, the board of directors of PubCo has unanimously (i) determined that it is in the best interests of PubCo and its stakeholders, including its shareholders, and declared it advisable, to enter into this Agreement providing for the PubCo Reorganization, the Share Exchange and the Merger, and (ii) approved this Agreement and the Transactions, including the PubCo Reorganization, the Share Exchange and the Merger, on the terms and subject to the conditions of this Agreement (the “PubCo Initial Board Resolution”);

WHEREAS, the general meeting of PubCo has unanimously resolved to approve the PubCo Initial Board Resolution;

WHEREAS, the board of directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub and the sole shareholder of Merger Sub, and declared it advisable, to enter into this Agreement providing for the Merger, (ii) approved this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions, including the Merger, be adopted by the sole shareholder of Merger Sub;

WHEREAS, at the Closing, the Sponsor and certain of its Affiliates, the Company Shareholders and PubCo will enter into a Registration Rights Agreement, substantially in the form of Exhibit C hereto (as amended, restated, modified, supplemented or waived from time to time, the “Registration Rights Agreement”); and

WHEREAS, upon the consummation of the Transactions (excluding any Sponsor Investment, any third party financing and any direct investment by Monex in new PubCo Ordinary Shares), the Company Shareholders will collectively hold 122,587,616 PubCo Ordinary Shares (the “Closing Company Shareholder Share Consideration”), which, valued at the Business Combination Per Share Price, will represent a total equity value of USD 1,225,876,160; for the avoidance of doubt, the Closing Company Shareholder Share Consideration does not include the Escrowed Company Shareholder Earn Out Shares, which will be transferred by the Company Shareholders to the Escrow Agent immediately prior to the Merger Effective Time in accordance with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acceleration Event” has the meaning specified in Section 4.02(c).

“Acquisition Transaction” has the meaning specified in Section 11.04(a).

“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at Law or in equity) or arbitration.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate PubCo Share Consideration” has the meaning specified in the Recitals hereto.

“Agreement” has the meaning specified in the preamble hereto.

“Amended and Restated PubCo Governing Documents” has the meaning specified in the Recitals hereto.

“Anti-Corruption Laws” means, collectively: (a) the U.S. Foreign Corrupt Practices Act (FCPA); (b) the UK Bribery Act 2010; and (c) any other applicable anti-bribery or anti-corruption Laws related to combating bribery, corruption and money laundering.

“Available Closing Thunder Bridge Cash” means an amount equal to (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Thunder Bridge Shareholder Redemption), plus (ii) the aggregate amount of cash that has been funded to and remains with Thunder Bridge pursuant to any Sponsor Investment and any third party financing minus (iii) the Payoff Amount, if any, but solely to the extent that the Thunder Bridge Indebtedness in respect thereof was not used to pay documented fees, costs and expenses of Thunder Bridge incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents, the performance and compliance with all Transaction Documents and conditions contained herein to be performed or complied with by Thunder Bridge at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Thunder Bridge.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Per Share Price” means $10.00.

“Business Combination Proposal” has the meaning specified in Section 11.04(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by Law to close.

“Certificates” has the meaning specified in Section 3.02(b).

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Thunder Bridge, dated June 29, 2021, as in effect on the date hereof.

“Certificate of Merger” has the meaning specified in Section 2.05.

“Change in Recommendation” has the meaning specified in Section 11.03(a)(v).

“Change of Control Transaction” means any transaction or series of related transactions other than the Transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of the assets, business or equity securities of another Person or (b) under which any Person(s) makes any equity or similar investment in another Person, in each case, that results, directly or indirectly, in the stockholders of a Person, as applicable, as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

“Closing” has the meaning specified in Section 5.01.

“Closing Company Shareholder Share Consideration” has the meaning specified in the Recitals hereto.

“Closing Date” has the meaning specified in Section 5.01.

“Closing Share Price” means, with respect to a Trading Day, the last reported market price for such Trading Day of one PubCo Ordinary Share on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function.

“Closing Thunder Bridge Share Consideration” has the meaning specified in Section 3.01(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 7.13(a).

“Company Cure Period” has the meaning specified in Section 13.01(b).

“Company Disclosure Letter” has the meaning specified in the introduction to Article VII.

“Company Employees” has the meaning specified in Section 7.13(a).

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property that is used in connection with conducting the business of the Company and its Subsidiaries as currently conducted.

“Company Option” means, as of any determination time, each option to purchase Company Ordinary Shares that is outstanding and unexercised.

“Company Ordinary Shares” means the ordinary shares in the share capital of the Company.

“Company Parties” means PubCo, HoldCo, Merger Sub and the Company.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article VII of this Agreement, as qualified by the Company Disclosure Letter. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Shareholder Earn Out Shares” means an aggregate of fifty (50) million PubCo Ordinary Shares, as equitably adjusted, if applicable, for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the PubCo Ordinary Shares occurring on or after the Closing.

“Company Shareholder Pro Rata Share” means a pro rata portion measured based on a Company Shareholder’s percentage ownership of outstanding Company Ordinary Shares as of immediately prior to the Share Exchange Effective Time.

“Company Shareholders” means the holders of Company Ordinary Shares as of immediately prior to the Share Exchange Effective Time.

“Company Subsidiary Securities” has the meaning specified in Section 7.07(b).

“Company Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among Monex, PubCo and Thunder Bridge, as amended, restated, modified or supplemented from time to time.

“Confidentiality Agreement” has the meaning specified in Section 14.09.

“Contracts” means any written legally binding contracts, agreements, subcontracts and leases and all material written amendments, written modifications and written supplements thereto (other than any Company Benefit Plan).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or variants thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, pronouncement, guidelines or recommendations by any Governmental Authority (including the Government of Japan, the U.S. Centers for Disease Control and Prevention and the World Health Organization) in connection with, related to or in response to COVID-19, or any changes thereto.

“D&O Tail” has the meaning specified in Section 9.05(b).

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the PubCo Disclosure Letter, the Company Disclosure Letter or the Thunder Bridge Disclosure Letter.

“Earn Out Period” means the period beginning on the Closing Date and ending on the date that is the fifth (5th) anniversary of the Closing Date.

“Effect” means any effect, occurrence, development, fact, condition or change.

“Enforceability Exceptions” has the meaning specified in Section 6.02.

“Environmental Laws” means any applicable Laws relating to pollution or protection of the environment, or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect as of the date hereof.

“Equity Securities” means, with respect to any Person, any share, share capital, capital stock, partnership, membership, joint venture or similar interest in such Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” has the meaning specified in Section 7.13(a).

“Escrow Account” has the meaning specified in Section 4.01(a).

“Escrow Agent” has the meaning specified in Section 4.01(a).

“Escrow Agreement” has the meaning specified in Section 4.01(a).

“Escrowed Company Shareholder Earn Out Shares” means twenty-five (25) million of the Company Shareholder Earn Out Shares, as equitably adjusted, if applicable, for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the PubCo Ordinary Shares occurring on or after the Closing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.02(a).

“Exchange Agent Agreement” means a paying and exchange agent agreement, in form and substance reasonably acceptable to Thunder Bridge and PubCo.

“Excluded Share” means, without duplication, (i) each Thunder Bridge Common Share for which redemption rights have been exercised in connection with the Thunder Bridge Shareholder Redemption, (ii) Thunder Bridge Common Shares (if any), that, at the Merger Effective Time, are held in the treasury of Thunder Bridge, and (iii) Thunder Bridge Common Shares (if any), that are owned by a Company Party.

“Expense Forfeited Shares” has the meaning specified in Section 3.04(c).

“Expense Make Whole Shares” has the meaning specified in Section 3.04(c).

“Export Control Laws” means (a) the U.S. Export Administration Regulations and all other Laws adopted by Governmental Authorities of the United States and other countries relating to import and export controls and (b) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and all anti-boycott Laws adopted by Governmental Authorities of other countries relating to prohibition of unauthorized boycotts.

“FEFTA” means the Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1949)

“Final Prospectus” has the meaning specified in Section 8.06(a).

“Financial Statements” has the meaning specified in Section 7.08(a).

“Foreign Benefit Plan” has the meaning specified in Section 7.13(h).

“Fraud” means actual and intentional fraud under Delaware common law with a specific intent to deceive brought against a Party based solely and exclusively with respect to the making of any representation or warranty by such Party in Article VI, Article VII or Article VIII (as applicable).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, in each case as amended, restated, modified or supplemented from time to time. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation, the “Governing Documents” of a Japanese company are its articles of incorporation (teikan), and the “Governing Documents” of a Netherlands company are its articles of association (statuten).

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal or self-regulatory organization.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” or words of similar intent or meaning under applicable Environmental Laws as in effect as of the date hereof, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides, in each case, which are regulated under Environmental Law and as to which liability may be imposed pursuant to Environmental Law.

“HoldCo” has the meaning specified in the preamble hereto.

“HoldCo Contribution” has the meaning specified in the Recitals hereto.

“HoldCo Loan Advancement” has the meaning specified in the Recitals hereto.

“HoldCo Loan Amount” has the meaning specified in the Recitals hereto.

“HoldCo Loan Repayment” has the meaning specified in the Recitals hereto.

“HoldCo Member (Monex) Approval” has the meaning specified in the Recitals hereto.

“HoldCo Member (PubCo) Approval” has the meaning specified in the Recitals hereto.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” means International Financial Reporting Standards established by the International Accounting Standards Board, consistently applied.

“Incentive Equity Plan” has the meaning specified in Section 9.07.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (i) all indebtedness for borrowed money of such Person, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (iii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any indebtedness of such Person, in each case to the extent payable as a result of the consummation of the Transactions, (iv) any Working Capital Loans and (v) all indebtedness of the type referred to in clauses (i) - (iv) of this definition of any other Person, guaranteed directly or indirectly, jointly or severally. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any Subsidiary of such Person or between any two or more Subsidiaries of such Person.

“Intellectual Property” means all worldwide rights in and to (a) patents, published, or unpublished patent applications (and any patents that issue as a result of those patent applications), inventions (whether or not patentable or whether or not reduced to practice), invention disclosures, and industrial designs, (b) copyrights and rights in works of authorship and copyrightable subject matter, together with any moral rights related thereto, together with all other interests accruing by reason of international copyright conventions, (c) trade secrets, know-how and confidential information, (d) trademarks, trade names, logos, service marks, trade dress, business names (including any fictitious or “dba” names), Internet domain names, slogans, symbols, and other similar designations of source or origin together with the goodwill of the business symbolized by or associated with any of the foregoing, (e) rights in Software, (f) rights in technical data, and databases, compilations and collections of technical data, (g) any registrations or applications for registration for any of the foregoing, including any provisional, divisions, continuations, continuations-in-part, renewals, reissuances, revisions, re-examinations and extensions (as applicable).

“Intended Income Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 9.01.

“IT Systems” means any information technology and computer systems, servers, networks, databases, computer hardware and equipment used to process, store, generate, analyze, maintain and operate data or information that are owned by, licensed or leased to or otherwise under the control of the Company.

“Japan GAAP” means Japan generally accepted accounting principles, consistently applied.

“JOBS Act” has the meaning specified in Section 10.06.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” has the meaning specified in Section 7.19(b).

“Leases” has the meaning specified in Section 7.19(b).

“Letter of Transmittal” means a letter of transmittal in customary form and containing such provisions as Thunder Bridge and the Company reasonably agree prior to the Merger Effective Time.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Lock-up Agreements” means the agreements in the form attached as Exhibit D hereto or agreement(s) substantially equivalent thereto mutually agreed by Thunder Bridge and the Company, dated as of the Closing Date and entered into by and among PubCo, the Company and each of the Company Shareholders (other than Monex).

“Material Adverse Effect” means, with respect to the Company and its Subsidiaries, any Effect that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) prevents the Company from consummating the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (i) any change in applicable Laws or IFRS or any interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, licensors, distributors, partners, providers and employees, (iv) any Effect generally affecting any of the industries or markets in which the Company or any of its Subsidiaries operate or the economy as a whole, (v) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of Thunder Bridge or at the request of Thunder Bridge, (vi) any earthquake, hurricane, disease outbreak, epidemic, pandemic, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (vii) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (viii) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (viii) shall not prevent a determination that any Effect not otherwise excluded from this definition of Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in, or would reasonably be expected to result in, a Material Adverse Effect, (ix) COVID-19 or any COVID-19 Measures, or the Company’s or any of its Subsidiaries’ compliance therewith, (x) any cyberattack on or involving the Company or any of its Subsidiaries, provided that such attack is not due to a breach of the representations in Section 7.20(j) or Section 7.20(k) and such attack causes a broad and extended disruption of the Company and its Subsidiaries’ systems and services resulting in material adverse harm to the Company and its Subsidiaries, taken as a whole, and (xi) any matters set forth in Section 1.01 of the Company Disclosure Letter; provided that, in the case of clauses (i), (ii), (vi) and (vii), such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate and adverse impact on the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated competitors or comparable entities operating in Japan in the same industries in which the Company and its Subsidiaries operate.

“Material Contracts” has the meaning specified in Section 7.12(b).

“Merger” has the meaning specified in the Recitals hereto.

“Merger Effective Time” has the meaning specified in Section 2.05.

“Merger Sub” has the meaning specified in the preamble hereto.

“Merger Sub Shareholder Approval” has the meaning specified in the Recitals hereto.

“Monex” has the meaning specified in the Recitals hereto.

“Most Recent Balance Sheet” has the meaning specified in Section 7.08(a).

“Offer Documents” has the meaning specified in Section 11.03(a)(i).

“Outstanding Company Expenses” shall have the meaning specified in Section 5.02(b).

“Outstanding Thunder Bridge Expenses” shall have the meaning specified in Section 5.02(a).

“Owned Intellectual Property” means all Intellectual Property that is owned by the Company or its Subsidiaries.

“Party” has the meaning specified in the preamble hereto.

“Payoff Amount” means the amount necessary at the Closing to fully discharge the Thunder Bridge Indebtedness, if any, as set forth in payoff letters or similar statements or invoices obtained by Thunder Bridge from its lenders or other creditors prior to the Closing.

“Permits” has the meaning specified in Section 7.17.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with IFRS or GAAP, as applicable, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with IFRS or GAAP, as applicable, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) or zoning, building, entitlement and other land use and environmental regulations that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially impair the value or interfere with the present uses of such real property, (v) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Lease, and (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (vi) Liens that that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole, (vii) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practices, (viii) Liens securing any Indebtedness of the Company and its Subsidiaries, (ix) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or other property being leased or licensed including licenses of Intellectual Property, (x) Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (xi) Liens described in Section 1.01(a) of the Company Disclosure Letter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means, in addition to the definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, any information that identifies, could be used to identify, or is otherwise associated with an individual person.

“Policies” has the meaning specified in Section 7.16.

“Pre-Closing Holders” means all Persons who hold one or more Thunder Bridge Common Shares immediately prior to the Merger Effective Time.

“Privacy Laws” means all applicable Laws relating to the receipt, collection, compilation, use, storage, processing, sharing, security, disclosure or transfer of Personal Information, and all applicable Laws relating to breach notification in connection with Personal Information.

“Private Placement Warrants” has the meaning specified in the Warrant Agreement.

“Process” means the creation, collection, use, storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity performed on data.

“Protected Data” means Personal Information and all data for which the Company is required by Law, Contract or posted or public privacy policy to safeguard and/or keep confidential or private.

“Proxy Statement” has the meaning specified in Section 11.03(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 11.03(a)(i).

“PubCo” has the meaning specified in the preamble hereto.

“PubCo Closing Statement” has the meaning specified in Section 5.02(b).

“PubCo Disclosure Letter” has the meaning specified in the introduction to Article VI.

“PubCo Exchange Shares” has the meaning specified in the Recitals hereto.

“PubCo Initial Board Resolution” has the meaning specified in the Recitals hereto.

“PubCo Ordinary Shares” means the ordinary shares in the share capital of PubCo.

“PubCo Reorganization” has the meaning specified in the Recitals hereto.

“PubCo Representations” means the representations and warranties of PubCo expressly and specifically set forth in Article VI of this Agreement, as qualified by the PubCo Disclosure Letter. For the avoidance of doubt, the PubCo Representations are solely made by PubCo.

“PubCo Restructuring” has the meaning specified in the Recitals hereto.

“PubCo Shareholder Approval” has the meaning specified in the Recitals hereto.

“PubCo Subscription” has the meaning specified in the Recitals hereto.

“PubCo Subscription Cash Consideration” has the meaning specified in the Recitals hereto.

“PubCo Subscription Consideration Contribution” has the meaning specified in the Recitals hereto.

“PubCo Subscription Note Consideration” has the meaning specified in the Recitals hereto.

“Public Warrants” has the meaning specified in the Warrant Agreement.

“Registered Intellectual Property” has the meaning specified in Section 7.20(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 11.03(a)(i).

“Release Notice” has the meaning specified in Section 4.01(b).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Sanctions Laws” means any Law related to economic sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union or any of its Member States, the United Nations, or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 8.08(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Security Breach” means any (i) security breach or breach of Protected Data of the Company or its Subsidiaries under applicable Privacy Laws or any unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of Protected Data of the Company or its Subsidiaries or the Company’s own confidential information; or (ii) unauthorized interference with system operations or security safeguards of IT Systems, including any successful phishing incident or ransomware attack.

“Share Exchange” has the meaning specified in the Recitals hereto.

“Share Exchange Effective Time” means 12:01 a.m. Japan Time on the Closing Date.

“Software” means any and all computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form.

“Special Meeting” has the meaning specified in Section 11.03(a)(v).

“Specified Representations” has the meaning specified in Section 12.02(a)(i).

“Sponsor” means TBCP IV, LLC, a Delaware limited liability company.

“Sponsor Earn Out Shares” has the meaning specified in Section 4.02(a).

“Sponsor Investment” has the meaning specified in the Recitals hereto.

“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, the managing member of the Sponsor, Thunder Bridge, PubCo, the Company and Monex, as amended, restated, modified or supplemented from time to time.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Corporation” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 13.02.

“Tax” means any federal, state, provincial, territorial, local, foreign or other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment related (including employee withholding or employer payroll), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, sales or use, or other tax or like assessment or charge in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Company Breach” has the meaning specified in Section 13.01(b).

“Terminating Thunder Bridge Breach” has the meaning specified in Section 13.01(c).

“Termination Date” has the meaning specified in Section 13.01(b).

“Thunder Bridge” has the meaning specified in the preamble hereto.

“Thunder Bridge Board Recommendation” has the meaning specified in the Recitals hereto.

“Thunder Bridge Capital Stock” means the Thunder Bridge Common Shares and the Thunder Bridge Preferred Shares.

“Thunder Bridge Class A Common Shares” means the shares of Class A common stock, par value $0.0001 per share, of Thunder Bridge.

“Thunder Bridge Closing Statement” has the meaning specified in Section 5.02(a).

“Thunder Bridge Common Shares” means the Thunder Bridge Class A Common Shares and the Thunder Bridge Founder Common Shares.

“Thunder Bridge Cure Period” has the meaning specified in Section 13.01(c).

“Thunder Bridge Disclosure Letter” has the meaning specified in the introduction to Article VIII.

“Thunder Bridge Founder Common Shares” means the shares of Class B common stock, par value $0.0001 per share, of Thunder Bridge, issued to the persons listed in Section 1.01(b) of the Thunder Bridge Disclosure Letter.

“Thunder Bridge Indebtedness” means the amount, if any, at Closing, of all Working Capital Loans or other Indebtedness, or other monetary obligations or amounts, owed by Thunder Bridge to any Affiliate, officer or director of Thunder Bridge, or, other than obligations or amounts included in Outstanding Thunder Bridge Expenses, to any unaffiliated third-party lender to, or creditor of, Thunder Bridge.

“Thunder Bridge Material Adverse Effect” means, with respect to Thunder Bridge, any Effect that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of Thunder Bridge or (b) prevents Thunder Bridge from consummating the Merger; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Thunder Bridge Material Adverse Effect”: (i) any change in applicable Laws or GAAP or any interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, (iv) any Effect generally affecting any of the industries or markets in which Thunder Bridge or any of its Subsidiaries operate or the economy as a whole, (v) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of a Company Party or at the request of a Company Party, (vi) any earthquake, hurricane, disease outbreak, epidemic, pandemic, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (vii) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Thunder Bridge operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, and (viii) COVID-19 or any COVID-19 Measures, or Thunder Bridge’s or any of its Subsidiaries’ compliance therewith.

“Thunder Bridge Organizational Documents” means the Certificate of Incorporation and Bylaws of Thunder Bridge, as amended, restated, modified or supplemented from time to time.

“Thunder Bridge Preferred Shares” means the shares of preferred stock, par value $0.0001 per share, of Thunder Bridge.

“Thunder Bridge Representations” means the representations and warranties of Thunder Bridge expressly and specifically set forth in Article VIII of this Agreement, as qualified by the Thunder Bridge Disclosure Letter.

“Thunder Bridge Shareholder Approval” has the meaning specified in Section 8.02(b).

“Thunder Bridge Shareholder Matters” has the meaning specified in Section 11.03(a)(v).

“Thunder Bridge Shareholder Redemption” has the meaning specified in Section 11.03(a)(v).

“Thunder Bridge Shareholders” means the holders of shares of Thunder Bridge Capital Stock.

“Thunder Bridge Warrants” means Private Placement Warrants and Public Warrants.

“Trading Day” means any day on which PubCo Ordinary Shares are actually traded on the Trading Market.

“Trading Market” means the Nasdaq Global Market or such other stock market on which PubCo Ordinary Shares are trading at the time of the determination.

“Transaction Documents” means this Agreement, the Registration Rights Agreement, the Company Support Agreement, the Sponsor Support Agreement, the Exchange Agent Agreement, each Letter of Transmittal, the Amended and Restated PubCo Governing Documents and all the other agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated by this Agreement, including the Share Exchange and the Merger.

“Transfer Taxes” has the meaning specified in Section 11.06(a).

“Treasury Regulations” means the regulations promulgated under the Code.

“Triggering Event” means each of Triggering Event I and Triggering Event II.

“Triggering Event I” means the first date on which the Closing Share Price on any twenty (20) Trading Days within the preceding thirty (30) consecutive Trading Day period during the Earn Out Period is greater than or equal to $12.50 (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the PubCo Ordinary Shares occurring on or after the Closing).

“Triggering Event II” means the first date on which the Closing Share Price on any twenty (20) Trading Days within the preceding thirty (30) consecutive Trading Day period during the Earn Out Period is greater than or equal to $15.00 (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the PubCo Ordinary Shares occurring on or after the Closing).

“Trust Account” has the meaning specified in Section 8.06(a).

“Trust Agreement” has the meaning specified in Section 8.06(a).

“Trustee” has the meaning specified in Section 8.06(a).

“Warrant Agreement” means that certain Warrant Agreement, dated June 29, 2021 by and between Thunder Bridge and Continental Stock Transfer & Trust Company, as warrant agent.

“Working Capital Loans” means any loan made to Thunder Bridge by any of the Sponsor, an Affiliate of the Sponsor, or any of Thunder Bridge’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Disclosure Letter,” “Exhibit” and “Annex” refer to the specified Article, Section, Disclosure Letter, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if), (viii) references to “$” or dollar shall be references to United States dollars and (ix) references to “JPY” or yen shall be references to Japanese yen.

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19).

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS, in the case of the Company Parties, and GAAP, in the case of Thunder Bridge.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. Eastern Time on the day that is immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

(i) The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, the individuals identified in Section 1.03 of the Company Disclosure Letter, none of whom shall have any personal liability or obligations regarding such knowledge, and, in the case of Thunder Bridge, the individuals identified in Section 1.03 of the Thunder Bridge Disclosure Letter, none of whom shall have any personal liability or obligations regarding such knowledge.

Section 1.04 Equitable Adjustments. Other than as contemplated by this Agreement, if between the date of this Agreement and the Closing the outstanding PubCo Ordinary Shares or Thunder Bridge Common Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach by Thunder Bridge with respect to its Thunder Bridge Common Shares or rights to acquire Thunder Bridge Common Shares, then any number, value (including dollar value) or amount contained herein which is based upon the number of PubCo Ordinary Shares or Thunder Bridge Common Shares, as applicable, will be appropriately adjusted to provide to holders PubCo Ordinary Shares or the holders of Thunder Bridge Common Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Thunder Bridge or the Company Parties to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement or any other Transaction Document.

Article II
BUSINESS COMBINATION

Section 2.01 The PubCo Restructuring and the Share Exchange(a) . Prior to the Share Exchange Effective Time, PubCo shall cause the PubCo Restructuring to be implemented. At the Share Exchange Effective Time and on the terms and subject to the conditions set forth herein, the Company shall, and PubCo shall cause HoldCo to, implement a share exchange (kabushiki koukan) under and in accordance with the applicable provisions of the Companies Act, pursuant to which the Company Ordinary Shares outstanding immediately prior to the Share Exchange Effective Time will be exchanged for the PubCo Exchange Shares; provided, that no fraction of a PubCo Ordinary Share shall be transferred by virtue of the Share Exchange.

Section 2.02 Effect of the Share Exchange. At the Share Exchange Effective Time, the effect of the Share Exchange shall be as provided in this Agreement and the applicable provisions of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Share Exchange Effective Time, the Company Shareholders shall become the holders of the PubCo Exchange Shares, and the Company shall become a direct, wholly owned subsidiary of HoldCo.

Section 2.03 PubCo Reorganization. Immediately following the Share Exchange Effective Time on the Closing Date, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the Laws of the Netherlands, PubCo shall (a) convert its legal form, without ceasing to exist, from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) and (b) amend and restate its Governing Documents in the form of the Amended and Restated PubCo Governing Documents, which, as so amended and restated, shall be the Governing Documents of PubCo until thereafter amended in accordance with the terms thereof and applicable Law.

Section 2.04 The Merger. At the Merger Effective Time, which shall be after the PubCo Reorganization, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Thunder Bridge and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into Thunder Bridge, following which the separate corporate existence of Merger Sub shall cease and Thunder Bridge shall continue as the Surviving Corporation and, following the transactions set forth in Section 3.02(b)(i), as a direct, wholly owned subsidiary of PubCo.

Section 2.05 Merger Effective Time. On the terms and subject to the conditions set forth herein, on the Closing Date, Thunder Bridge and Merger Sub shall cause the Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit E hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by Thunder Bridge and Merger Sub and specified in the Certificate of Merger, being the “Merger Effective Time”).

Section 2.06 Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and Thunder Bridge shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and Thunder Bridge set forth in this Agreement to be performed after the Merger Effective Time.

Section 2.07 Governing Documents. Subject to Section 9.05, at the Merger Effective Time, the Governing Documents of the Surviving Corporation shall be amended to read the same as the Governing Documents of Merger Sub as in effect immediately prior to the Merger Effective Time.

Section 2.08 Directors/Managers and Officers of the Surviving Corporation. Immediately after the Merger Effective Time, the board of directors and officers of the Surviving Corporation shall be as PubCo may determine.

Article III
EFFECTS OF THE MERGER

Section 3.01 Effect of Merger on Capital Stock. On the terms and subject to the conditions set forth herein, at the Merger Effective Time, by virtue of the Merger and without any further action on the part of any Party or the holders of any securities of Thunder Bridge, the following shall occur:

(a) At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share in the capital of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be automatically cancelled and extinguished and converted into one (1) common share in the share capital of the Surviving Corporation.

(b) At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Thunder Bridge Common Share (other than any Excluded Share) issued and outstanding immediately prior to the Merger Effective Time shall remain outstanding as one common share of the Surviving Corporation that is held in the accounts of the Exchange Agent, solely for the benefit of the Pre-Closing Holders, for further contribution immediately following the Merger Effective Time as provided in Section 3.02(b)(i) (the “Closing Thunder Bridge Share Consideration”).

(c) From and after the Merger Effective Time, each of the Pre-Closing Holders shall cease to have any other rights in and to Thunder Bridge or the Surviving Corporation, and each Certificate relating to the ownership of Thunder Bridge Common Shares shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law.

(d) At the Merger Effective Time, each Excluded Share shall be cancelled and no consideration shall be paid or payable with respect thereto.

Section 3.02 Merger Consideration.

(a) Deposit with Exchange Agent. Prior to the Closing, PubCo shall appoint a commercial bank or trust company reasonably acceptable to Thunder Bridge (which acceptance shall not be unreasonably withheld, delayed or conditioned) to act as paying and exchange agent hereunder (the “Exchange Agent”).

(b) Exchange Procedures.

(i) Immediately following the Merger Effective Time, and in accordance with the provisions of Section 2:94b of the Dutch Civil Code (Burgerlijk Wetboek), the Exchange Agent, acting solely for the account and benefit of the Pre-Closing Holders, shall contribute, for the account and benefit of the Pre-Closing Holders, each of the issued and outstanding common shares of the Surviving Corporation held in the accounts of the Exchange Agent solely for the benefit of the Pre-Closing Holders to PubCo, as a contribution in kind (inbreng op aandelen anders dan in geld) and, in consideration of this contribution in kind, PubCo shall issue (uitgeven) to the Exchange Agent for the account and benefit of the Pre-Closing Holders one (1) PubCo Ordinary Share in respect of each one (1) common share of the Surviving Corporation so contributed, and cause, upon delivery of such PubCo Ordinary Shares to the Exchange Agent, solely for the account and benefit of the Pre-Closing Holders, to be made appropriate arrangements for the such PubCo Ordinary Shares to be represented by a book-entry without interest.

(ii) PubCo shall take all necessary actions to cause the Closing Thunder Bridge Share Consideration to be issued in book-entry form within two (2) Business Days after the Merger Effective Time. Unless otherwise requested by PubCo, the PubCo Ordinary Shares to be delivered as Closing Thunder Bridge Share Consideration shall be settled through the Depository Trust Company (“DTC”) and issued in uncertificated book-entry form through the procedures of DTC.

(iii) Any Closing Thunder Bridge Share Consideration that is to be issued to Pre-Closing Holders under this Agreement will be issued directly to the registered Pre-Closing Holders. If any portion of the Closing Thunder Bridge Share Consideration is to be issued to a Person other than the Person in whose name the relevant Thunder Bridge Common Shares were registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Thunder Bridge Common Shares shall have been permitted in accordance with the terms of (x) the Thunder Bridge Organizational Documents, as in effect immediately prior to the Merger Effective Time, and (y) this Agreement and the Sponsor Support Agreement, (ii) if certificated, the certificate or certificates for Thunder Bridge Common Shares (collectively, the “Certificates”) shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such portion of the Closing Thunder Bridge Share Consideration, or the Person in whose name such portion of the Closing Thunder Bridge Share Consideration is issued, shall have already executed and delivered counterparts to such other documents as are reasonably deemed necessary by PubCo or Thunder Bridge, and (iv) the Person requesting such delivery shall pay to Thunder Bridge any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such certificate of Thunder Bridge Common Shares or establish to the satisfaction of PubCo and Thunder Bridge that such Tax has been paid or is not payable.

(iv) All PubCo Ordinary Shares issued and delivered upon the contribution in kind of Thunder Bridge Common Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the securities represented by such Thunder Bridge Common Shares. To the extent that such Thunder Bridge Common Stock are represented by Certificates, the holders of such Thunder Bridge Common Stock will be provided a Letter of Transmittal to send their certificated Thunder Bridge Common Shares to the Exchange Agent for the PubCo Ordinary Shares that are issuable in respect of the holder’s Thunder Bridge Common Shares, and the Exchange Agent will, upon receipt of completed documentation required by the Letter of Transmittal from such holder, issue PubCo Ordinary Shares that are issuable in respect of the holder’s Thunder Bridge Common Shares. To the extent that the Thunder Bridge Common Shares are held in book entry, the issuance of the PubCo Ordinary Shares will automatically be made by the Exchange Agent.

(c) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed: (i) upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and (ii) if required by PubCo, the posting by such Person of a bond in customary amount and upon such terms as may reasonably be required by PubCo as indemnity against any claim that may be made against it, the sole shareholder of the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue the portion of the Closing Thunder Bridge Share Consideration attributable to such Certificate (after giving effect to any required Tax withholdings as provided in Section 3.05).

Section 3.03 Thunder Bridge Warrants. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any holder of Thunder Bridge Warrants, each Thunder Bridge Warrant that is outstanding immediately prior to the Merger Effective Time shall, pursuant to and in accordance with Section 4.4 of the Warrant Agreement, automatically and irrevocably be modified to provide that such Thunder Bridge Warrant shall no longer entitle the holder thereof to purchase the amount of Thunder Bridge Common Share(s) set forth therein and in substitution thereof such Thunder Bridge Warrant shall entitle the holder thereof to acquire such number of PubCo Ordinary Shares per Thunder Bridge Warrant, subject to adjustments as provided in Sections 4.1, 4.2, 4.3, 4.4 and 4.6 of the Warrant Agreement, that such holder was entitled to acquire pursuant to the terms and conditions of the Warrant Agreement if the Thunder Bridge Warrant was exercised prior to the Transactions. The Parties shall cause the Warrant Agreement to be assumed and amended or supplemented to the extent necessary to give effect to this Section 3.03.

Section 3.04 Payoff Amount and Expenses.

(a) At the Closing, the Surviving Corporation, on behalf of Thunder Bridge, shall pay, or cause to be paid the Payoff Amount, if any, to such account or accounts as Thunder Bridge has specified to PubCo in writing at least two (2) Business Days prior to the Closing Date.

(b) On the Closing Date, following the Closing, the Surviving Corporation shall pay, or cause to be paid, all the Outstanding Thunder Bridge Expenses.

(c) If the aggregate amount of Outstanding Thunder Bridge Expenses exceed $40 million, then on the Closing Date, following the Closing, (i) the Sponsor shall automatically forfeit and surrender, and PubCo shall repurchase for no consideration, a number of PubCo Ordinary Shares equal to such excess amount divided by the Business Combination Per Share Price, rounded down to the nearest whole share (the “Expense Forfeited Shares”), and (ii) in exchange for the forfeiture and repurchase of the Expense Forfeited Shares, PubCo shall issue or transfer to each Company Shareholder a number of PubCo Ordinary Shares equal to its Company Shareholder Pro Rata Share (rounded down to the nearest whole share) of the Expense Forfeited Shares (such shares, the “Expense Make Whole Shares”), to the extent newly issued, to be paid up from PubCo’s share premium recognized for Dutch dividend withholding tax purposes.

(d) The Parties agree that, if applicable, the forfeiture and cancellation of the Expense Forfeited Shares shall be treated as an adjustment to the Closing Thunder Bridge Share Consideration for Tax purposes and the issuance of Expense Make Whole Shares shall be treated as an adjustment to the Closing Company Shareholder Share Consideration for Tax purposes.

Section 3.05 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, all amounts or value deliverable in connection with this Agreement by Thunder Bridge, the Company Parties, the Surviving Corporation, the Exchange Agent and their respective Affiliates shall be paid free and clear and without any deduction or withholding for Taxes, except for any amount required to be deducted and withheld with respect to the making of such payment under applicable Law. Prior to making any deduction or withholding in respect of amounts payable to any Pre-Closing Holder in connection with the Transactions (other than any deduction or withholding (a) in respect of any payroll withholding in connection with any payments that are compensatory in nature for U.S. federal income tax purposes or (b) attributable to Thunder Bridge’s failure to deliver the certification and notice required under Section 10.08), PubCo shall use commercially reasonable efforts to provide or cause to be provided at least seven (7) days prior notice of such deduction or withholding to the applicable Pre-Closing Holder, and all parties shall reasonably cooperate to reduce or eliminate any applicable withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority consistent with the terms of this Section 3.05, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

Article IV
EARN OUTS

Section 4.01 Company Shareholder Earn Out.

(a) Immediately prior to the Merger Effective Time, each Company Shareholder shall transfer to an escrow agent (the “Escrow Agent”), to hold on its behalf, its Company Shareholder Pro Rata Share of the Escrowed Company Shareholder Earn Out Shares to be held in an escrow account (the “Escrow Account”) established pursuant to an escrow agreement to be entered into at or prior to the Closing by Thunder Bridge, the Sponsor, Monex (on behalf of itself and each other Company Shareholder), PubCo and the Escrow Agent (the “Escrow Agreement”), which shall be in a form reasonably satisfactory to Thunder Bridge, the Sponsor, Monex and PubCo. Following the Closing, the Company Shareholder Earn Out Shares shall be released and delivered, or newly issued, as applicable, as follows, upon the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement:

(i) Upon the occurrence of Triggering Event I, the Escrowed Company Shareholder Earn Out Shares will be released from the Escrow Account and delivered to each Company Shareholder (or to its Company Shareholder Permitted Transferees (as defined in the Company Support Agreement), if applicable) in an amount equal to its Company Shareholder Pro Rata Share thereof (rounded down to the nearest whole share);

(ii) Upon the occurrence of Triggering Event II, an aggregate of fifty percent (50%) of the Company Shareholder Earn Out Shares will be issued by PubCo and delivered to each Company Shareholder (or to its Company Shareholder Permitted Transferees (as defined in the Company Support Agreement), if applicable) in an amount equal to its Company Shareholder Pro Rata Share thereof (rounded down to the nearest whole share); and

(iii) If the conditions set forth in Section 4.01(a)(i) or Section 4.01(a)(ii) have not been satisfied within the Earn Out Period, any Company Shareholder Earn Out Shares remaining in the Escrow Account shall be automatically released to PubCo for repurchase for no consideration, and no Company Shareholder shall have any right to receive such Company Shareholder Earn Out Shares or any benefit therefrom.

(b) If, during the Earn Out Period, there is a Change of Control Transaction with respect to PubCo (or a successor thereof), (i) the Triggering Event I with respect to the Company Shareholder Earn Out Shares shall have been deemed to occur if the per share consideration paid in such Change of Control Transaction is equal to or in excess of $12.50 but less than $15.00 and (ii) the Triggering Event I and the Triggering Event II with respect to the Company Shareholder Earn Out Shares shall have been deemed to simultaneously occur if the per share consideration paid in such Change of Control Transaction is equal to or in excess of $15.00 (each such event described in clauses (i) and (ii), an “Acceleration Event”).

(c) Promptly upon the occurrence of any Triggering Event or Acceleration Event, or as soon as practicable after PubCo becomes aware of the occurrence of such Triggering Event or Acceleration Event or receives written notice of such Triggering Event or Acceleration Event from a Company Shareholder, PubCo and Monex shall jointly prepare and deliver, or cause to be prepared and delivered, a written notice to the Escrow Agent (a “Release Notice”), which shall set forth in reasonable detail the Triggering Event or Acceleration Event giving rise to the requested release and the specific release instructions with respect thereto (including the number of Company Shareholder Earn Out Shares to be released to each Company Shareholder).

(d) For the avoidance of doubt, the Company Shareholders shall be entitled to receive the Company Shareholder Earn Out Shares upon the occurrence of each Triggering Event; provided, that each Triggering Event shall only occur once, if at all; provided, further, that Triggering Event I and Triggering Event II may be achieved at the same time or over the same overlapping Trading Days.

(e) Any dividends or other distributions attributable to the Escrowed Company Shareholder Earn Out Shares (less any applicable Tax or similar charges levied upon or attributable thereto, including Tax levied by the jurisdiction of tax residency of each respective beneficial owner thereof (such amounts shall be released to or on behalf of the applicable beneficial owner of the Escrowed Company Shareholder Earn Out Shares)) shall be held in escrow by the Escrow Agent and released to the relevant Company Shareholder if and when the corresponding Escrowed Company Shareholder Earn Out Shares are released to such Company Shareholder; provided, that in case of the acquisition of any Escrowed Company Shareholder Earn Out Shares by PubCo (as described in Section 4.01(a)(iii)), then any such amounts held in escrow (less any applicable Tax or similar charges levied upon or attributable thereto, including Tax levied by the jurisdiction of tax residency of the respective beneficial owner thereof) shall be first contributed by the Escrow Agent on behalf of the respective beneficial owner to PubCo as a capital contribution.

(f) The Escrow Agent shall vote all of the Escrowed Company Shareholder Earn Out Shares in accordance with the prior written instructions of the relevant Company Shareholders and the Escrow Agent shall take all other necessary or desirable actions in connection with the foregoing including, but not limited to, attendance at (annual) general meetings of PubCo in person or by proxy for purposes of obtaining a quorum, and voting and execution of written consents in lieu of meetings, such that the Escrowed Company Shareholder Earn Out Shares shall be voted in accordance with the prior written instructions of the relevant Company Shareholders.

Section 4.02 Sponsor Earn Out.

(a) At the Closing, the Sponsor shall deliver, or cause to be delivered, electronically through DTC, using DTC’s Deposit/Withdrawal At Custodian System, to the Escrow Agent, 2,365,278 of the PubCo Ordinary Shares to be delivered to Sponsor in accordance with Section 3.02(b)(i) (which number shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to PubCo Ordinary Shares occurring on or after the Closing, the “Sponsor Earn Out Shares”).

(b) Upon receipt of the Sponsor Earn Out Shares, the Escrow Agent will place the Sponsor Earn Out Shares in the Escrow Account. Following the Closing, the Sponsor Earn Out Shares shall be released and delivered as follows, upon the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement:

(i) Upon the occurrence of Triggering Event I, fifty percent (50%) of the Sponsor Earn Out Shares will be released from the Escrow Account and delivered to the Sponsor;

(ii) Upon the occurrence of Triggering Event II, fifty percent (50%) of the Sponsor Earn Out Shares will be released from the Escrow Account and delivered to the Sponsor; and

(iii) If the conditions set forth in Section 4.02(b)(i) or Section 4.02(b)(ii) have not been satisfied within the Earn Out Period, any Sponsor Earn Out Shares remaining in the Escrow Account shall be automatically released to PubCo for repurchase for no consideration and the Sponsor shall not have any right to receive such Sponsor Earn Out Shares or any benefit therefrom.

(c) If, during the Earn Out Period, there is a Change of Control Transaction with respect to PubCo (or a successor thereof), (i) the Triggering Event I with respect to the Sponsor Earn Out Shares shall have been deemed to occur if the per share consideration paid in such Change of Control Transaction is equal to or in excess of $12.50 but less than $15.00 and (ii) the Triggering Event I and the Triggering Event II with respect to the Sponsor Earn Out Shares shall have been deemed to simultaneously occur if the per share consideration paid in such Change of Control Transaction is equal to or in excess of $15.00.

(d) Promptly upon the occurrence of any Triggering Event or Acceleration Event, or as soon as practicable after PubCo becomes aware of the occurrence of such Triggering Event or Acceleration Event or receives written notice of such Triggering Event or Acceleration Event from Sponsor, PubCo and Sponsor shall jointly prepare and deliver, or cause to be prepared and delivered, a Release Notice, which shall set forth in reasonable detail the Triggering Event or Acceleration Event giving rise to the requested release and the specific release instructions with respect thereto (including the number of Sponsor Earn Out Shares to be released to Sponsor).

(e) For the avoidance of doubt, the Sponsor shall be entitled to receive Sponsor Earn Out Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all; provided, further, that Triggering Event I and Triggering Event II may be achieved at the same time or over the same overlapping Trading Days.

(f) Any dividends or other distributions attributable to the Sponsor Earn Out Shares (less any applicable Tax or similar charges levied upon or attributable thereto, including Tax levied by the jurisdiction of tax residency of the beneficial owner thereof (such amounts shall be released to or on behalf of the beneficial owner of the Sponsor Earn Out Shares)) shall be held in escrow by the Escrow Agent and released to the Sponsor if and when the corresponding Sponsor Earn Out Shares are released to the Sponsor; provided, that in case of the acquisition of any Sponsor Earn Out Shares by PubCo (as described in Section 4.02(b)(iii)), then any such amounts held in escrow (less any applicable Tax or similar charges levied upon or attributable thereto, including Tax levied by the jurisdiction of tax residency of the respective beneficial owner thereof) shall be first contributed by the Escrow Agent on behalf of the respective beneficial owner to PubCo as a capital contribution.

(g) The Escrow Agent shall vote all of the Sponsor Earn Out Shares in accordance with the prior written instructions of the Sponsor and the Escrow Agent shall take all other necessary or desirable actions in connection with the foregoing including, but not limited to, attendance at (annual) general meetings of PubCo in person or by proxy for purposes of obtaining a quorum, and voting and execution of written consents in lieu of meetings, such that the Sponsor Earn Out Shares shall be voted in accordance with the written instructions of the Sponsor.

(h) The Parties agree that the delivery of the Sponsor Earn Out Shares shall be treated by the Sponsor as an adjustment to the Closing Thunder Bridge Share Consideration for Tax purposes.

Article V
CLOSING TRANSACTIONS

Section 5.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the second (2nd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article XII (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as Thunder Bridge and PubCo may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 5.02 Closing Statements.

(a) Thunder Bridge Closing Statement. At least four (4) Business Days prior to the Closing Date, Thunder Bridge shall prepare and deliver to PubCo a written statement (the “Thunder Bridge Closing Statement”) setting forth its good faith estimate and calculation of: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the Thunder Bridge Shareholder Redemption) and any Sponsor Investment proceeds and any third party financing proceeds received and to be received by Thunder Bridge prior to the Closing; (b) the aggregate amount of all payments required to be made in connection with the Thunder Bridge Shareholder Redemption; (c) all unpaid fees and disbursements of Thunder Bridge for outside counsel and fees and expenses of Thunder Bridge or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Thunder Bridge in connection with Thunder Bridge’s initial public offering (including any deferred underwriter fees) or the Transactions (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Thunder Bridge Expenses”); (d) the Payoff Amount, if any; and (e) the Available Closing Thunder Bridge Cash. The Thunder Bridge Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Thunder Bridge Closing Statement and through the Closing Date, Thunder Bridge shall (x) cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives and within Thunder Bridge’s or its Representative’s possession or control in connection with the Company’s review of the Thunder Bridge Closing Statement, (y) consider in good faith any comments to the Thunder Bridge Closing Statement provided by the Company (including engaging in good faith discussions related thereto) and (z) revise such Thunder Bridge Closing Statement to incorporate any changes Thunder Bridge reasonably determines are necessary or appropriate given such comments.

(b) PubCo Closing Statement. On the date that is four (4) Business Days prior to the Closing Date, PubCo shall deliver to Thunder Bridge a written statement (the “PubCo Closing Statement”) setting forth its good faith estimate or calculation of: (i) the fees and expenses incurred by or on behalf of the Company Parties or Monex in connection with the Transactions, including preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), including the fees and disbursements of outside counsel to the Company Parties and Monex incurred in connection with the Transactions and the fees and expenses of any other agents, advisors, consultants, experts and financial advisors employed by the Company in connection with the Transactions (collectively, the “Outstanding Company Expenses”), including a detailed itemization of the components thereof, (ii) the cash on the Company’s balance sheet, and (iii) liabilities, including current liabilities and tax obligations. Following Thunder Bridge’s receipt of the PubCo Closing Statement and through the Closing Date, Thunder Bridge shall have the right to review and comment on such calculations and estimates, PubCo shall consider and reflect in good faith any such comments made by Thunder Bridge, and PubCo and Thunder Bridge shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculation of the items set forth on the PubCo Closing Statement (and any updates or revisions as may be agreed to by PubCo and Thunder Bridge shall be included in the PubCo Closing Statement, with such PubCo Closing Statement and all items and amounts set forth therein being final, conclusive, and binding upon, and non-appealable by, the parties hereto). PubCo shall, and shall cause its Representatives to, (i) reasonably cooperate with Thunder Bridge and its Representatives to the extent related to Thunder Bridge’s review of the PubCo Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (ii) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the PubCo Closing Statement and reasonably requested by Thunder Bridge or its Representatives in connection with such review; provided that, Thunder Bridge shall not, and shall cause its Representatives to not, unreasonably interfere with the business of the Company Parties in connection with any such access.

Article VI
REPRESENTATIONS AND WARRANTIES OF PUBCO

Except as (i) set forth in the disclosure letter delivered to Thunder Bridge by PubCo on the date of this Agreement (the “PubCo Disclosure Letter”) (each section of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) and (ii) contemplated by the PubCo Reorganization, PubCo represents and warrants to Thunder Bridge as follows:

Section 6.01 Corporate Organization of PubCo, HoldCo and Merger Sub. PubCo has been duly incorporated, is validly existing as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) and has not filed for bankruptcy or suspension of payments, nor has any resolution to dissolve PubCo been adopted or has PubCo's dissolution been requested by the competent authorities. HoldCo has been duly formed and is validly existing as a limited liability company (godo kaisha) under the Laws of Japan. Merger Sub has been duly incorporated, is validly existing as a corporation and in good standing under the Laws of the State of Delaware. The copies of the Governing Documents of PubCo, HoldCo and Merger Sub, in each case as in effect on the date hereof, previously made available by PubCo to Thunder Bridge are true, correct and complete and are in effect as of the date of this Agreement. Neither PubCo, HoldCo nor Merger Sub are in violation of any of the provisions of its respective Governing Documents, except where such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of PubCo, HoldCo and Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and will not conduct any business prior to the Closing except for matters incidental to engaging in the Transactions, and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Document to which it is or will be a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Documents, as applicable.

Section 6.02 Due Authorization. Subject to the PubCo Shareholder Approval and the Merger Sub Shareholder Approval, each of PubCo, HoldCo and Merger Sub has the requisite entity power and authority to execute and deliver this Agreement and each Transaction Document to which it is or will be a party and (subject to the approvals described in Section 7.05 of the Company Disclosure Letter) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the boards of directors of PubCo and Merger Sub and the managing member of HoldCo and other than execution and delivery of the PubCo Shareholder Approval and the Merger Sub Shareholder Approval, no other entity proceeding on the part of any of PubCo, HoldCo and Merger Sub is necessary to authorize this Agreement or such Transaction Documents or PubCo’s, HoldCo’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Document (when executed and delivered by the Company) will be, duly and validly executed and delivered by PubCo, HoldCo and Merger Sub and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Document will constitute, a valid and binding obligation of PubCo, HoldCo and Merger Sub, enforceable against PubCo, HoldCo and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 6.03 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 7.05 of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and each Transaction Document to which PubCo, HoldCo and Merger Sub is or will be a party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the Governing Documents of PubCo, HoldCo or Merger Sub, (b) violate any provision of, or result in the breach of or default by PubCo, HoldCo and Merger Sub under any applicable Law, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any material contract of PubCo, HoldCo or Merger Sub, (d) result in the creation of any Lien (except for Permitted Liens) upon any of the material properties, rights or assets of PubCo, HoldCo or Merger Sub, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien (except for Permitted Liens) or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, in each case of clauses (b) through (f), for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the ability of any of PubCo, HoldCo and Merger Sub to perform or comply with on a timely basis any material obligation of the PubCo, HoldCo or Merger Sub under this Agreement or to consummate the Transactions in accordance with the terms hereof.

Section 6.04 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Thunder Bridge contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any of PubCo, HoldCo and Merger Sub with respect to PubCo, HoldCo’s and Merger Sub’s execution, delivery and performance of this Agreement and the consummation of the Transactions, except for (i) applicable requirements of FEFTA and Securities Laws, (ii) the filing of the Certificate of Merger in accordance with the DGCL, (iii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any of PubCo, HoldCo and Merger Sub to perform or comply with on a timely basis any material obligation of PubCo, HoldCo or Merger Sub under this Agreement or to consummate the Transactions in accordance with the terms hereof and (iv) as otherwise disclosed in Section 6.04 of the Company Disclosure Letter.

Section 6.05 Current Capitalization.

(a) As of the date hereof, the issued share capital of PubCo consists of one (1) PubCo Ordinary Share, which is held by Monex. As of the date hereof, Monex holds all of the outstanding equity interests of HoldCo. As of the date hereof, the authorized capital stock of Merger Sub consists of one thousand (1,000) shares of common stock of Merger Sub, which one hundred (100) shares are outstanding and held by PubCo. The outstanding shares of capital stock or other equity interests of PubCo, HoldCo and Merger Sub have been duly authorized and validly issued and are fully paid (other than the PubCo Ordinary Share held by Monex), and nonassessable.

(b) Other than as set forth in this Section 6.05, there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for PubCo Ordinary Shares or any other capital stock of, other equity interests in, PubCo, HoldCo and Merger Sub, or any other Contracts to which any of PubCo, HoldCo and Merger Sub is a party or by which any of PubCo, HoldCo and Merger Sub or any of their assets or properties are bound obligating any of PubCo, HoldCo or Merger Sub to issue or sell any shares of capital stock of, other equity interests in or debt securities of, PubCo, HoldCo or Merger Sub, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in PubCo, HoldCo or Merger Sub, (iii) as of the date hereof, (A) no outstanding contractual obligations of PubCo, HoldCo or Merger Sub to repurchase, redeem or otherwise acquire any securities or equity interests of PubCo, HoldCo or Merger Sub and (B) no outstanding bonds, debentures, notes or other indebtedness of PubCo, HoldCo or Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the shareholders or equityholders of PubCo, HoldCo or Merger Sub may vote, (iv) no equityholders agreements, voting agreements, proxies, registration rights agreements or other similar agreements relating to the equity interests of PubCo, HoldCo or Merger Sub to which any of PubCo, HoldCo or Merger Sub is a party and (v) as of the date hereof, no shares of common stock, preferred stock or other equity interests of any of PubCo, HoldCo or Merger Sub issued and outstanding.

Section 6.06 Brokers’ Fees. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by PubCo, HoldCo, Merger Sub or any of their respective Affiliates for which PubCo, HoldCo or Merger Sub has any obligation.

Article VII
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) set forth in the disclosure letter delivered to Thunder Bridge by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) and (ii) contemplated by the PubCo Reorganization, the Company represents and warrants to Thunder Bridge as follows:

Section 7.01 Corporate Organization of the Company. The Company has been duly incorporated, is validly existing as a joint stock company (kabushiki kaisha) and its status is active under the Laws of Japan. The copies of the Governing Documents of the Company, as in effect on the date hereof, previously made available by the Company to Thunder Bridge are true, correct and complete and are in effect as of the date of this Agreement. The Company has the requisite corporate power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to have such corporate power and authority to own, operate and lease and to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not in violation of any of the provisions of its Governing Documents, except where such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 7.02 Subsidiaries. The Subsidiaries of the Company and their respective jurisdictions of incorporation or organization, in each case, as of the date of this Agreement are set forth in Section 7.02 of the Company Disclosure Letter. The Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except as would not be material to the Company and its Subsidiaries, taken as a whole. Copies of the Governing Documents of each Subsidiary previously made available by the Company to Thunder Bridge are true, correct and complete and are in effect as of the date of this Agreement. Each Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 7.03 Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is or will be a party and (subject to the approvals described in Section 7.05 of the Company Disclosure Letter) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the boards of directors of the Company and, except for the resolution of the shareholders meeting to approve the Share Exchange and relevant documents and agreements required by the Share Exchange, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or such Transaction Documents or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Document (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Document will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 7.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 7.05 of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and each Transaction Document to which the Company is or will be a party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the Governing Documents of the Company, (b) conflict with or violate any provision of, or result in the breach of or default by the Company under any applicable Law or Governmental Order, (c) except as set forth in Section 7.04(c) of the Company Disclosure Letter, require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any Material Contract or Lease, (d) result in the creation of any Lien (except for Permitted Liens) upon any of the properties, rights or assets of the Company or any of its Subsidiaries, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien (except for Permitted Liens) or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, in each case of clauses (b) through (f), for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 7.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Thunder Bridge contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and the Transaction Documents to which it is or will be a party and the consummation of the Transactions, except for (i) applicable requirements of FEFTA and Securities Laws, (ii) the filing of the Certificate of Merger in accordance with the DGCL, (iii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the Transactions in accordance with the terms hereof and (iv) as otherwise disclosed in Section 7.05 of the Company Disclosure Letter.

Section 7.06 Current Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of 200,000,000 Company Ordinary Shares, of which 2,237,104 Company Ordinary Shares are outstanding or issuable upon the exercisable of Company Options exercisable as of the date hereof. The outstanding shares of capital stock or other equity interests of the Company (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) are free and clear of all Liens (other than Permitted Liens) and (iii) are not subject to any other limitation or restrictions (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) or preemptive or similar rights.

(b) Other than as set forth in this Section 7.06 or in Section 7.06 of the Company Disclosure Letter or contemplated in this Agreement, there are (i) no subscriptions, calls, obligations, options, warrants, rights (including preemptive rights), puts, commitments or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, sell, or otherwise transfer, any equity securities in, or other securities convertible into or exchangeable or exercisable for Company Ordinary Shares or, or other equity interests in, the Company, or any other Contracts to which the Company is a party or by which the Company or any of its assets or properties are bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company, (iii) as of the date hereof, (A) no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company and (B) no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s shareholders may vote, (iv) no shareholders agreements, voting agreements, proxies, registration rights agreements or other similar agreements relating to the Company’s equity interests to which the Company is a party and (v) as of the date hereof, no shares of common stock, preferred stock or other equity interests of the Company issued and outstanding.

Section 7.07 Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Section 7.07(a) of the Company Disclosure Letter, all of the outstanding ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable Securities Laws, transfer restrictions existing under the terms of the Governing Documents of such Subsidiary, and Permitted Liens) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights.

(b) Except as set forth in Section 7.07(b) of the Company Disclosure Letter or contemplated in this Agreement, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for ownership interests in any Subsidiary of the Company, (ii) subscriptions, puts, calls, obligations, options, warrants or other rights (including preemptive rights), commitments or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, sell or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, any Subsidiary of the Company (the items in clauses (i) - (iii), in addition to all ownership interests of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). There are no (x) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound with respect to the voting or transfer of any shares of capital stock of such Subsidiary, or (y) obligations or commitments of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities or make payments in respect of such shares, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person.

Section 7.08 Financial Statements.

(a) The Company has delivered to Thunder Bridge true and complete copies of (i) the audited consolidated statements of financial position of the Company and its Subsidiaries as of March 31, 2021 and March 31, 2020, and the related audited consolidated statements of profit or loss and other comprehensive income, cash flows and changes in equity for the years then ended, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (ii) the unaudited consolidated statement of financial position of the Company and its Subsidiaries as of September 30, 2021 (the “Most Recent Balance Sheet”) and related unaudited consolidated statements of profit or loss and other comprehensive income, cash flows and changes in equity for six-month period ended September 30, 2021 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Audited Financial Statements are consistent in all material respects with financial information provided to Governmental Authorities, except for any inconsistencies arising in connection with differences between IFRS and Japan GAAP and the scope of the consolidation.

(b) The Financial Statements (i) have been prepared from, and reflect in all material respects, the books and records of the Company and its Subsidiaries in accordance with IFRS, (ii) present fairly, in all material respects, the consolidated financial position, cash flows and changes in shareholders’ equity of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with IFRS consistently applied in all material respects throughout the periods covered thereby and (iii) when included in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 11.03, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) The Company and its Subsidiaries have established and maintain systems of internal controls sufficient to (i) provide reasonable assurance regarding the reliability of the Company’s and its Subsidiaries’ financial reporting and (ii) permit the preparation of financial statements in accordance with IFRS. The books and records of the Company and its Subsidiaries have been kept and maintained in accordance with applicable Laws, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) KPMG AZSA LLC is a public accounting firm registered with the PCAOB and is independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the SEC and the PCAOB.

(e) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company that would be prohibited by Section 402 of the Sarbanes-Oxley Act following the Closing.

Section 7.09 Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with IFRS, except for liabilities, debts or obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business of the Company and its Subsidiaries that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (c) arising under this Agreement or the performance by the Company of its obligations hereunder, (d) disclosed in Section 7.09 of the Company Disclosure Letter or (e) that will be discharged or paid off prior to or at the Closing or that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 7.10 Litigation and Proceedings. Except as set forth in Section 7.10 of the Company Disclosure Letter, as of the date of this Agreement, there are no Actions pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their respective properties, rights or assets which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 7.10 of the Company Disclosure Letter, as of the date of this Agreement, there is no Governmental Order imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their respective properties, rights or assets that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.11 Compliance with Laws. Except (i) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 7.21) and compliance with Tax Laws (which are the subject of Section 7.15), (ii) as set forth in Section 7.11 of the Company Disclosure Letter, or (iii) where the failure to be, or to have been, in compliance with such Laws would not constitute a Material Adverse Effect, the Company and its Subsidiaries are, and since January 11, 2019 have been, in material compliance with all applicable Laws and Governmental Orders. Since January 11, 2019, neither the Company nor any of its Subsidiaries has received any written notice of any material violations of applicable Laws, Governmental Orders or Permits and, to the knowledge of the Company, no charge, claim, assertion or Action of any material violation of any Law, Governmental Order or material Permit by the Company or any of its Subsidiaries is currently threatened in writing against the Company or any of its Subsidiaries. Except as set forth in Section 7.11 of the Company Disclosure Letter, as of the date hereof (A) no material investigation, action, or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened in writing, and (B) no such investigations, actions or reviews have been conducted by any Governmental Authority since January 11, 2019, other than those the outcome of which did not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries, taken as a whole. Since April 16, 2018, the Company has complied at all times with all applicable net capital requirements.

Section 7.12 Contracts; No Defaults.

(a) Except for the Leases, Section 7.12(a) of the Company Disclosure Letter sets forth a complete and accurate list of all of the following Contracts to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party or is otherwise bound:

(i) each Contract that (A) the Company reasonably anticipates will involve aggregate payments to the Company and its Subsidiaries in excess of JPY 300,000,000 in any fiscal year, (B) the Company reasonably anticipates will involve aggregate payments by the Company and its Subsidiaries in excess of JPY 300,000,000, or (C) grants to any Person (other than the Company or its Subsidiaries) (1) any “most favored nation” provisions or other price guarantees for a period greater than one (1) year or (2) material non-competition, non-solicitation or no-hire provisions imposed on the Company or its Subsidiaries, other than no-hire provisions customarily included in service vendor contracts;

(ii) (x) Contracts entered into during the one (1) year period prior to the date hereof with respect to mergers, acquisitions or sales of any Person or material business unit thereof by the Company or any of its Subsidiaries other than such Contracts between the Company and its Subsidiaries (each an “M&A Contract”), or (y) M&A Contracts in which the Company or any of its Subsidiaries have any ongoing material obligations or liabilities, including deferred purchase price payments, earn-out payments or indemnification obligations;

(iii) Contracts establishing (x) partnerships or (y) joint ventures, in each case, that are material to the Company and its Subsidiaries, taken as a whole (excluding, in the case of clause (x) any Subsidiaries of the Company);

(iv) Contracts prohibiting or restricting in any material respect the ability the Company or its Subsidiaries to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person, in each case, in any material respect, other than customary restrictions with respect to the sale or delivery of products in certain geographical areas and non-solicitation and no-hire provisions, in each case, entered into in the ordinary course of business;

(v) each Contract with Governmental Authorities requiring aggregate future payments to the Company and its Subsidiaries in excess of JPY 300,000,000 in any fiscal year;

(vi) Contracts for indebtedness for borrowed money or any guarantee thereof, including any mortgage, indenture, note, installment obligation or other instrument or agreement related thereto, except any such Contract (A) with an aggregate outstanding principal amount not exceeding JPY 300,000,000 or (B) between or among the Company and its Subsidiaries;

(vii) Contracts that relate to the settlement or final disposition of any material Action within the last year pursuant to which the Company or any of its Subsidiaries has ongoing obligations or liabilities, in each case, in excess of JPY 100,000,000;

(viii) each material license or other material agreement with respect to any item of material Intellectual Property (excluding (A) non-exclusive licenses granted by or to customers or vendors in the ordinary course of business, (B) licenses to open source software, (C) nondisclosure agreements, (D) invention assignment agreements with current and former employees, consultants, and independent contractors of the Company and its Subsidiaries, (E) inbound non-exclusive licenses in respect of commercially available off-the-shelf software having a replacement cost of less than JPY 50,000,000, and (F) non-exclusive licenses that are merely incidental to the transaction contemplated in such license, including: (i) a sales or marketing Contract that includes an incidental non-exclusive license to use the trademarks of the Company for the purposes of advertising and selling the Company services during the term of and in accordance with such Contract; and (ii) a Contract to purchase or lease equipment, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property);

(ix) any Contract that is a currency or interest hedging arrangement; and

(x) Contracts with any officer, director, manager, stockholder, member of an Affiliate of the Company, any of its Subsidiaries or any of their respective relatives or Affiliates (other than the Company or any of the Company’s Subsidiaries) (excluding Governing Documents).

(b) All of the foregoing set forth in Section 7.12(a) of the Company Disclosure Letter, including all amendments and modifications thereto, are sometimes collectively referred to as “Material Contracts.” The Company has furnished or otherwise made available to Thunder Bridge true, complete and correct copies of all Material Contracts. Each Material Contract sets forth the entire agreement and understanding between the Company or its Subsidiaries and the other parties thereto. Each Material Contract is valid, binding and in full force and effect (subject to the Enforceability Exceptions and assuming such Material Contract is a valid and legally binding obligation of the counterparty thereto). None of the Company, its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or violation of any Material Contract in any material respect. There is no event or condition that exists that constitutes or, with or without notice or the passage of time or both, would constitute any such default or violation by the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto, or give rise to any acceleration of any obligation or loss of rights or any right of termination of a Material Contract. Since March 31, 2020, neither the Company nor any of its Subsidiaries has received any notice or request, in each case, in writing, on behalf of any other party to a Material Contract to terminate, cancel or not renew such Material Contract, or to renegotiate any material term thereof that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or alleging or disputing any breach or default under such Material Contract.

Section 7.13 Company Benefit Plans.

(a) Section 7.13(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each stock purchase, stock option, equity or phantom equity compensation, severance, medical, dental, vision, disability, life insurance, health and welfare, retirement, employment, individual consulting, retention, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, in each case, which are contributed to (or required to be contributed to), sponsored by or maintained by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or individual consultant of the Company or its Subsidiaries (the “Company Employees”), other than any statutory plan, program or arrangement that is required under applicable Laws and maintained by any Governmental Authority.

(b) With respect to each Company Benefit Plan, the Company has delivered or made available to Thunder Bridge copies of (i) each Company Benefit Plan and any current trust agreement or other funding instrument relating to such plan, (ii) the most recent actuarial valuation (if applicable), (iii) the most recent determination or opinion letter, if any, issued by the applicable tax authority (if applicable); and (iv) all material communications received from or sent to any Governmental Authority within the last calendar year.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Company Benefit Plan has been maintained, funded, established, operated and administered in material compliance with its terms and all applicable Laws. There is no material Action pending or, to the knowledge of the Company, threatened against any Company Benefit Plan (other than routine claims for benefits).

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical, or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries, except as may be required pursuant to applicable Law. No Company Benefit Plan is a defined benefit pension plan.

(e) Except as set forth in Section 7.13(e) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation of the Merger will (whether alone or in connection with any subsequent event(s)) (i) result in the payment, acceleration, vesting, funding or creation of any compensatory rights of any director, officer or employee of the Company or its Subsidiaries to payments or benefits or increases in any payments or benefits (including any loan forgiveness) under any Company Benefit Plan (or under any arrangement that would be a Company Benefit Plan if in effect as of the date of this Agreement) or (ii) result in severance pay or any increase in severance pay upon any termination of employment.

(f) Each Company Benefit Plan that is governed by the Laws of any jurisdiction outside of Japan or provides compensation or benefits to any current or former Company Employee (or any dependent thereof) who resides outside of Japan (each a “Foreign Benefit Plan”) is identified as such on Section 7.13(h) of the Company Disclosure Letter. With respect to each Foreign Benefit Plan, (i) such Foreign Benefit Plan has been maintained, funded and administered in compliance with applicable Laws and the requirements of such Foreign Benefit Plan’s governing documents and any applicable collective bargaining, works council or other labor agreements, (ii) such Foreign Benefit Plan has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Benefit Plan any required determinations, if any, that such Foreign Benefit Plan is in compliance in all material respects with the applicable Laws and regulations of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Benefit Plan, (iii) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will create or otherwise result in any liability or funding obligation with respect to such Foreign Benefit Plan, and (iv) such Foreign Benefit Plan does not have any unfunded or underfunded liabilities not accurately accrued in accordance with applicable laws and accounting standards.

Section 7.14 Labor Matters.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreements with a labor organization.

None of the Company Employees are represented by any labor organization or works council with respect to their employment with the Company or any of its Subsidiaries. To the knowledge of the Company, as of the date of this Agreement, (i) there are no activities or proceedings of any labor organization to organize any of the Company Employees, and (ii) there is no, and since January 11, 2019 has been no, material labor dispute or strike, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries, in each case, pending or threatened.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company and its Subsidiaries are in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, annual paid leaves, limitation of overtime hours, dispatched workers, deduction from wages, immigration, disability rights or benefits, equal opportunity, equal treatment for irregular employees, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, “whistle blower” rights, sexual harassment policies, employee leave issues, the proper classification of employees and independent contractors, the proper classification of employees and non-employee directors, the proper payment of overtime and minimum wage, classification of employees as exempt and non-exempt, and unemployment insurance, worker’s accident compensation insurance, health insurance, pension insurance, other mandatory insurances as applicable, and (ii) the Company and its Subsidiaries have not since March 31, 2020 committed any unfair labor practice or received written notice of any unfair labor practice complaint against it pending before a labor relations commission that remains unresolved.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid in all cases since January 11, 2019.

Section 7.15 Taxes.

(a) Since January 11, 2019, all material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(b) Since January 11, 2019, all material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid.

(c) Neither the Company nor any of its Subsidiaries is currently engaged in any audit, administrative proceeding or judicial proceeding with respect to material Taxes or any settlement negotiations with respect to such audit or proceeding. Since January 11, 2019, neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute or claim with respect to material Taxes, other than disputes or claims that have since been resolved, and no such claims have been threatened in writing. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries and no written request for any such waiver or extension is currently pending.

(d) Within the past two years, neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(e) Neither the Company nor any of its Subsidiaries (i) has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), (ii) has executed or entered into any “closing agreement” or other binding written agreement with respect to material Taxes with a Governmental Authority that created obligations that will bind the Company or its Subsidiaries after the Closing or (iii) has, or has ever had, a permanent establishment or branch in a jurisdiction outside the country of its organization.

(f) There are no Liens with respect to material Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(g) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts (or Contracts entered into in the ordinary course of business) not primarily relating to Taxes).

(h) Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts entered into in the normal course of business and not primarily relating to Taxes).

(i) The Company has not taken any action or agreed to take any action, and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Transactions from qualifying for the Intended Income Tax Treatment.

Section 7.16 Insurance. Section 7.16 of the Company Disclosure Letter sets forth a list of all material policies of property, fire and casualty, product liability, workers’ compensation, directors and officers and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date hereof (collectively, the “Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) all of the Policies with respect to policy periods that include the date of this Agreement are in full force and effect and all premiums due and payable for such Policies have been duly paid, (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation, non-renewal or reduction in coverage or termination of any of the Policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of such Policies and (c) except as set forth in Section 7.16 of the Company Disclosure Letter there is no material claim by the Company or any of its Subsidiaries under any Policy. The Company and its Subsidiaries have reported to their respective insurers all material claims and circumstances known by Company and Subsidiary employees with such reporting responsibilities that would reasonably be likely to give rise to a material claim by the Company or any of its Subsidiaries under any Policy.

Section 7.17 Permits. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except as set forth in Section 7.17 of the Company Disclosure Letter: (a) as of the date of this Agreement, each of the Company and its Subsidiaries has all licenses, approvals, consents, registrations, franchises and permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 7.21), the “Permits”) and all Permits are in full force and effect and (b) none of the Company, its Subsidiaries are (i) in default or violation of such Permits or (ii) is the subject of any pending action by a Governmental Authority seeking the revocation, suspension or impairment of any Permit.

Section 7.18 Personal Property and Assets. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, the Company or its Subsidiaries owns and has good title to or a valid leasehold, license or similar interest in each item of material tangible personal property reflected on the books of the Company and its Subsidiaries as owned by the Company or its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 7.19 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 7.19(b) of the Company Disclosure Letter sets forth the address of each interest in real property leased by the Company or any of its Subsidiaries (the “Leased Real Property”) and each Contract pursuant to which the Company or any of its Subsidiaries lease such property, except for any Contract for which the aggregate rental payments in the most recent annual period did not exceed JPY 100,000,000 (such Contracts, collectively, the “Leases”). Each Lease sets forth the entire agreement and understanding between the Company or its Subsidiaries and the other parties thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) none of the Company, its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or violation of any Lease in any material respect, and (b) to the knowledge of the Company, there is no event or condition that exists that constitutes or, with or without notice or the passage of time or both, would constitute any such default or violation by the Company, its Subsidiaries or any other party thereto, so as to give rise to any acceleration of any obligation or loss of rights or any right of termination of a Lease.

Section 7.20 Intellectual Property and IT Security.

(a) Section 7.20(a) of the Company Disclosure Letter lists all Owned Intellectual Property for which applications have been filed or registrations have been obtained, whether in the United States or internationally as of the date of this Agreement (“Registered Intellectual Property”) and all material unregistered trademarks and material unregistered Software that are Owned Intellectual Property. Except as set forth in Section 7.20(a) of the Company Disclosure Letter, the Company or one of its Subsidiaries is the sole and exclusive owner of all material Owned Intellectual Property, free and clear of all Liens or similar encumbrances other than Permitted Liens, and all material Registered Intellectual Property is subsisting and in good standing, and is, to the Company’s knowledge, valid and enforceable. The Company and its Subsidiaries own or have the valid and enforceable right to use all material Company Intellectual Property, free and clear of all Liens or similar encumbrances, other than Permitted Liens, provided that this representation shall not be construed as a representation as to the non-infringement of any third-party Intellectual Property. All Registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance, and renewals, and timely payment of requisite fees.

(b) No Person (including current and former founders, employees, contractors, and consultants of the Company or any of its Subsidiaries) has any right, title, or interest, directly or indirectly, in whole or in part, in any material Owned Intellectual Property. All Persons who have created any material Intellectual Property for or on behalf of the Company or any of its Subsidiaries have executed valid and enforceable written assignments of any such Intellectual Property (and waivers of all moral rights to the Company or its Subsidiaries in the jurisdictions that recognize such rights with respect to such created Intellectual Property), or such Intellectual Property rights are owned by the Company and its Subsidiaries by operation of law. To the Company’s knowledge, no Person is in material violation of any such assignment agreements.

(c) The Company and its Subsidiaries since January 11, 2019 have taken commercially reasonable precautions consistent with prevailing industry practice to protect and preserve the secrecy and confidentiality of all (i) trade secrets, and other material confidential information that is Owned Intellectual Property, (ii) and any confidential information owned by any Person to whom the Company or any of its Subsidiaries has a confidentiality obligation. No such trade secrets or material confidential information have been disclosed by the Company or any of its Subsidiaries to any Person other than pursuant to (x) a written agreement restricting the disclosure and use of such trade secrets and confidential information by such Person or (y) other obligations of confidentiality, such as a professional obligation of confidentiality. Except as disclosed in Section 7.20(c) of the Company Disclosure Letter, to the Company’s knowledge, all use or disclosure by the Company or any of its Subsidiaries of material confidential information owned by any third party has been pursuant to and in accordance with the terms of a written agreement between the Company or such Subsidiary and the third party, or is otherwise lawful in all material respects.

(d) Except as disclosed in Section 7.20(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has (i) licensed or escrowed any of the material Owned Intellectual Property in source code form to any party, and no such source code has been released to any party, (ii) entered into any exclusive licenses licensing any material Owned Intellectual Property to third parties or (iii) entered into any arrangements that place a Lien or similar encumbrance, other than a Permitted Lien, on its material Owned Intellectual Property.

(e) Except as disclosed in Section 7.20(e) of the Company Disclosure Letter, since January 11, 2019, the conduct of the business of the Company and its Subsidiaries and the products and services thereof, including the manufacture, importation, use, offer for sale, sale, licensing, distribution, and other commercial exploitation of such products and services and the Company Intellectual Property, does not infringe, misappropriate or otherwise violate any Intellectual Property or right of publicity of any Person in a manner that would have a Material Adverse Effect on the Company or any of its Subsidiaries, and since January 11, 2019 have not infringed, misappropriated, or otherwise violated any Intellectual Property Rights or right of publicity of any Person in a manner that would have a Material Adverse Effect on the Company or any of its Subsidiaries. The Company and its Subsidiaries have taken reasonable steps consistent with prevailing industry practice to ensure that the Company’s business does not infringe, and does not misappropriate or violate, any intellectual property of any other Person in any material respect. Except as disclosed in Section 7.20(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is the subject of any pending Action that either alleges a claim of infringement, misappropriation or other violation of any Intellectual Property rights or rights of publicity of any Person, or challenges the ownership, use, patenting registration, validity, or enforceability of any Owned Intellectual Property, and no such claims have been asserted or threatened in writing against the Company or any of its Subsidiaries since January 11, 2019, except for matters that have since been resolved. Since January 11, 2019, no Person has notified the Company or any of its Subsidiaries in writing that any of such Person’s Intellectual Property rights or rights of publicity are infringed, misappropriated, or otherwise violated by the Company or any of its Subsidiaries, or that the Company or any of its Subsidiaries requires a license to any of such Person’s Intellectual Property rights, except for matters that have since been resolved. Neither the Company nor any of its Subsidiaries is making any unauthorized use of any confidential information or trade secrets of any other Person in connection with the conduct of their business that would have a Material Adverse Effect on the Company or any of its Subsidiaries.

(f) To the Company’s knowledge, there is and, since January 11, 2019 has been, no material unauthorized use, disclosure, infringement, misappropriation or violation of any of the Owned Intellectual Property, including by any employee or former employee of the Company or any of its Subsidiaries. Since January 11, 2019, no written claims alleging any unauthorized use, disclosure, infringement, misappropriation, or violation of the material Owned Intellectual Property have been made against any Person by any Company or any Company Subsidiary, except for matters that have since been resolved.

(g) All material Software that is Owned Intellectual Property or Cryptocurrency Software: (i) conforms in all material respects with all specifications, representations, warranties, and other descriptions established by the Company or any of its Subsidiaries or conveyed thereby to their customers or other transferees; and (ii) is operative for its intended purpose in all material respects, and to the Company’s knowledge, is free of any material defects and does not contain any malicious code.

(h) No Person other than the Company and its Subsidiaries (or service providers working on their behalf) possesses a copy, in any form (print, electronic, or otherwise), of any material source code for any material Software that is Owned Intellectual Property, and all such source code has been maintained strictly confidential. Neither the Company nor any of its Subsidiaries has any obligation to afford any Person (other than the above persons) access to any such source code. The Company and its Subsidiaries are in possession of the material documentation and other materials relating to the material Software used in the business of the Company and its Subsidiaries that is reasonably necessary for the use and maintenance and other exploitation of such Software as used in the business of the Company and its Subsidiaries.

(i) Except as disclosed in Section 7.20(i) of the Company Disclosure Letter, no Open Source Component has been incorporated in, linked to, or otherwise used in connection with any material Software that is Owned Intellectual Property and that has been distributed in any manner that: (i) imposes a requirement that any material source code for any portion of such Software that is Owned Intellectual Property be made available in source code form, or (ii) otherwise imposes any other material limitation, restriction, or condition on the right or ability of the Company or any of its Subsidiaries to use, distribute, or enforce any material Software that is Owned Intellectual Property in any manner. “Open Source Component” means (A) any Software that is distributed as free software or open source software, including software available under the GNU Affero General Public License (AGPL), GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Apache License, BSD licenses, any Create Commons “ShareAlike” license, or any other license that is approved by the Open Source Initiative, or pursuant to open source, copyleft, or similar licensing and distribution models; and (B) any Software that requires as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into, linked to, derived from, or distributed with such Software (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, or (3) be redistributable at no or minimal charge.

(j) The Company and its Subsidiaries have not materially breached any material licenses and services contracts, including such licenses and contracts relating to the purchase of a sufficient number of license seats for all Software, with respect to IT Systems. Except as disclosed in Section 7.20(j) of the Company Disclosure Letter: (i) all material IT Systems are operational, fulfill the purposes for which they were acquired or developed, have security, back-ups, and disaster recovery arrangements in place and hardware and Software capacity, support, and maintenance, and trained personnel, which are sufficient in all material respects for the current needs of the business of the Company and its Subsidiaries and (ii) to the Company’s knowledge, all material IT Systems are free from any material defect, bug, malware, spyware or other material virus or other material programming design or documentation error or corruptant. The Company and its Subsidiaries have reasonable disaster recovery, data back-up, and security plans, procedures, and facilities and since January 11, 2019 have taken reasonable steps to safeguard the availability, security, and integrity of the IT Systems and all data and information stored thereon, including from unauthorized access and infection by material malicious code. Since January 11, 2019, the material IT Systems have not suffered any material failure that was not remedied without material liability or cost or the duty to notify any Person. The Company and its Subsidiaries take reasonable actions to protect the confidentiality, ownership, integrity and security of their material IT Systems and all information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties, and, except as disclosed in Section 7.20(j) of the Company Disclosure Letter, to the Company’s knowledge, since January 11, 2019 there have been no material breaches of the same that have not been corrected or remedied without material liability or cost or the duty to notify any Person.

(k) The Company is and since January 11, 2019, has been in compliance with all applicable Privacy Laws in all material respects. Except as disclosed in Section 7.20(k) of the Company Disclosure Letter, the Company, and to the Company’s knowledge, any third party Processing Personal Data on behalf of the Company, has not since January 11, 2019, experienced any material Security Breaches, and the Company is not aware of any notices or complaints from any Person regarding such a Security Breach. Since January 11, 2019, the Company has not received any written notice that it is subject to any enforcement Action by any Governmental Authority or any material Action by any other Person, in each case, that alleges the unauthorized Processing of Protected Data or non-compliance with applicable Privacy Laws, excluding for clarity, individual data deletion, “opt out” or similar privacy rights requests in the ordinary course of business. The Company maintains reasonable systems and procedures to receive and effectively respond, to the extent required by applicable Law, to complaints and individual rights requests in connection with the Company’s Processing of Personal Information, and, to the extent required by applicable Law, the Company has complied with such individual rights requests in all material respects.

(l) The Company complies with Privacy Laws in all material respects with respect to providing individuals with privacy notices, and the Company complies in all material respects with all requirements relating to data localization and the cross-border transfer of Personal Information under applicable Law.

(m) The Company has valid and legal rights, in all material respects, to Process all Protected Data that is Processed by or on behalf of the Company in connection with the use and/or operation of its products, services and business, and the execution, delivery, and performance of this Agreement will not adversely affect these rights or violate any applicable Privacy Laws in any material respect. All sales and marketing activities by the Company have since January 11, 2019 been in compliance in all material respects with all applicable Laws that require the provision of notice and obtaining of consent from potential customers to receive such sales and marketing materials. The Company has since January 11, 2019 implemented reasonable physical, technical and administrative safeguards that are compliant with applicable Privacy Laws in all material respects and consistent in all material respects with industry standards that are designed to protect Personal Information from unauthorized access by any Person.

(n) All material Software developed by or for the Company specifically for its cryptocurrency exchange business (the “Cryptocurrency Software”) is either owned by the Company or a Subsidiary or is otherwise used pursuant to a valid license or other enforceable right (including any applicable open source software license), provided, that this representation shall not be construed as a representation as to the non-infringement of any third-party Intellectual Property. Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect: (x) none of the Cryptocurrency Software used by the Company and/or its Subsidiaries is a “bootleg” version or unauthorized copy; and (y) to the knowledge of the Company, no such unauthorized software is used by the Company or any of its Subsidiaries. The Cryptocurrency Software and other information technology that is material to the operation of the businesses of the Company and/or any of its Subsidiaries as conducted as of the date of this Agreement: (i) are in satisfactory working order (apart from any that is under development) and (ii) have reasonable security, backups, disaster recovery arrangements, and hardware and software support.

Section 7.21 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) the Company and its Subsidiaries are and, except for matters which have been fully resolved, since January 11, 2019 have been, in compliance with all applicable Environmental Laws;

(b) the Company and its Subsidiaries hold all material Permits required under applicable Environmental Laws to permit the Company and its Subsidiaries to operate their assets in a manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted;

(c) there are no Actions pending against or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, nor to the knowledge of the Company is there any reasonable basis for such claims; and

(d) there is no unresolved Governmental Order relating to any Environmental Law imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their properties, rights or assets.

Section 7.22 Absence of Changes. Since the date of the Most Recent Balance Sheet, there have not been any changes, developments, or events that has or have had a Material Adverse Effect.

Section 7.23 Brokers’ Fees. Except as set forth in Section 7.23 of the Company Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their respective Affiliates for which the Company or any of the Company’s Subsidiaries has any obligation.

Section 7.24 Related Party Transactions. Except for the Contracts set forth in Section 7.24 of the Company Disclosure Letter, (a) there are no Contracts (excluding Contracts related to (i) employee compensation and other ordinary incidents of employment (including participation in Company Benefit Plans) set forth in Section 7.13(a) of the Company Disclosure Letter and (ii) equity ownership) between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director of the Company, on the other hand, and (b) none of the officers, directors, managers or Affiliates of the Company or any of its Subsidiaries owns any asset or property (intellectual, real or personal) used in and material to the business of the Company and its Subsidiaries taken as a whole, except in its capacity as a security holder of the Company.

Section 7.25 Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) of the Securities Act, the Proxy Statement and the Proxy Statement/Registration Statement (together with any amendments or supplements thereto), shall comply in all material respects with the applicable requirements of the Securities Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing in accordance with Rule 424(b) of the Securities Act, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Thunder Bridge Shareholders, and at the time of the Special Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, together with any amendments or supplements thereto, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and shall comply in all material respects with the applicable requirements of the Securities Act; provided, however, that, notwithstanding the foregoing provisions of this Section 7.25, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement/Registration Statement that were not supplied by or on behalf of the Company for use therein.

Section 7.26 Regulatory Compliance.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or any of its Subsidiaries, or, to the Company’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of any of the Company or any of its Subsidiaries, is or has been, since January 11, 2019, (i) a Person named on any Sanctions Laws-related or Export Control Laws-related list of designated Persons; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, fifty percent or more by one or more Persons described in clauses (i) or (ii); (iv) transacting business with or on behalf of any Person described in clauses (i) – (iii) or any country or territory described in clause (ii) in violation of Sanctions Laws; or (v) otherwise in violation of Sanctions Laws or Export Control Laws.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or any of its Subsidiaries, or, to the Company’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of the Company or any of its Subsidiaries has, since March 31, 2020, (i) made, offered, promised, paid or received any bribes, kickbacks or other similar improper payments to or from any Person or (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, in each case of clause (i) or (ii), in violation of the Anti-Corruption Laws.

(c) To the Company’s knowledge, as of the date hereof, (i) there are no pending or threatened in writing Actions, filings, Governmental Orders, inquiries or governmental investigations alleging any such violations of Anti-Corruption Laws, Sanctions Laws or Export Control Laws by the Company, any of its Subsidiaries or any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of the Company or any of its Subsidiaries, and (ii) since March 31, 2020, no such Actions, filings, Governmental Orders, inquiries or governmental investigations have been threatened in writing or are pending.

(d) Since January 11, 2019, the Company has not had any material operations or business in the United States.

Section 7.27 No Additional Representations or Warranties. Except as provided in and this Article VII, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Thunder Bridge or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Thunder Bridge or its Affiliates.

Article VIII
REPRESENTATIONS AND WARRANTIES OF THUNDER BRIDGE

Except as set forth in the disclosure letter delivered by Thunder Bridge to the Company on the date of this Agreement (the “Thunder Bridge Disclosure Letter”) (each section of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports filed or furnished by Thunder Bridge prior to the date hereof (excluding (i) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (ii) any exhibits or other documents appended thereto) (and it being further acknowledged that nothing whatever disclosed anywhere in such SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 8.01 (Corporate Organization), Section 8.02 (Due Authorization), Section 8.06 (Financial Ability; Trust Account), Section 8.10 (Tax Matters) and Section 8.11 (Capitalization)), Thunder Bridge represents and warrants to the Company as follows:

Section 8.01 Corporate Organization. Thunder Bridge is duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the Governing Documents of Thunder Bridge previously delivered by Thunder Bridge to the Company are true, correct and complete and are in effect as of the date of this Agreement. Thunder Bridge is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective Governing Documents. Thunder Bridge is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a Thunder Bridge Material Adverse Effect.

Section 8.02 Due Authorization.

(a) Thunder Bridge has all requisite corporate or entity power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party and, upon receipt of the Thunder Bridge Shareholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors of Thunder Bridge and, except for the Thunder Bridge Shareholder Approval, no other corporate or equivalent proceeding on the part of Thunder Bridge is necessary to authorize this Agreement or such Transaction Documents or Thunder Bridge’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Document to which Thunder Bridge is or will be a party has been or will be, duly and validly executed and delivered by Thunder Bridge and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Document to which Thunder Bridge is or will be a party, constitutes or will constitute a legal, valid and binding obligation of Thunder Bridge, enforceable against Thunder Bridge in accordance with its terms, subject to the Enforceability Exceptions.

(b) Assuming a quorum is present at the Special Meeting, as adjourned or postposed, the only votes of any of Thunder Bridge Capital Stock necessary in connection with the entry into this Agreement by Thunder Bridge, the consummation of the Transactions, including the Closing, and the approval of the Thunder Bridge Shareholder Matters are as set forth in Section 8.02(b) of the Thunder Bridge Disclosure Letter (such votes, collectively, the “Thunder Bridge Shareholder Approval”).

(c) At a meeting duly called and held, the board of directors of Thunder Bridge has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Thunder Bridge Shareholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the Transactions as a Business Combination; and (iv) resolved to recommend to the stockholders of Thunder Bridge approval of the Transactions.

(d) To the knowledge of Thunder Bridge, the execution, delivery and performance of any Transaction Document by any party thereto, do not and will not conflict with or result in any violation of any provision of any applicable Law or Governmental Order applicable to such party or any of such party’s properties or assets.

Section 8.03 No Conflict. The execution, delivery and performance of this Agreement and any other Transaction Document to which Thunder Bridge is or will be a party by Thunder Bridge and, upon receipt of the Thunder Bridge Shareholder Approval, the consummation of the transactions contemplated hereby or by any other Transaction Document do not and will not (a) conflict with or violate any provision of, or result in the breach of the Thunder Bridge Organizational Documents or any organizational documents of any Subsidiaries of Thunder Bridge, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Thunder Bridge, any Subsidiaries of Thunder Bridge or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Thunder Bridge or any Subsidiaries of Thunder Bridge is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Thunder Bridge or any Subsidiaries of Thunder Bridge, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Thunder Bridge Material Adverse Effect.

Section 8.04 Litigation and Proceedings. There are no pending or, to the knowledge of Thunder Bridge, threatened in writing Actions against Thunder Bridge or any of their respective properties, rights or assets, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a Thunder Bridge Material Adverse Effect. There is no Governmental Order imposed upon or, to the knowledge of Thunder Bridge, threatened in writing against Thunder Bridge or any of their respective properties, rights or assets which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a Thunder Bridge Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon Thunder Bridge which could, individually or in the aggregate, reasonably be expected to have a Thunder Bridge Material Adverse Effect.

Section 8.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company and PubCo contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Thunder Bridge with respect to Thunder Bridge’s execution, delivery and performance of this Agreement and the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for (i) applicable requirements of FEFTA and Securities Laws, (ii) the filing of the Certificate of Merger in accordance with the DGCL, (iii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Thunder Bridge Material Adverse Effect and (iv) as otherwise disclosed in Section 8.05 of the Thunder Bridge Disclosure Letter.

Section 8.06 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $236.5 million invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, effective as of June 29, 2021, by and between Thunder Bridge and the Trustee on file with the SEC Reports of Thunder Bridge as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Thunder Bridge Organizational Documents and Thunder Bridge’s final prospectus dated June 29, 2021 (the “Final Prospectus”). Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Thunder Bridge has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since June 29, 2021, Thunder Bridge has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Merger Effective Time, the obligations of Thunder Bridge to dissolve or liquidate pursuant to the Thunder Bridge Organizational Documents shall terminate, and, as of the Merger Effective Time, Thunder Bridge shall have no obligation whatsoever pursuant to the Thunder Bridge Organizational Documents to dissolve and liquidate the assets of Thunder Bridge by reason of the consummation of the Transactions. To Thunder Bridge’s knowledge, following the Merger Effective Time, no Thunder Bridge Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its Thunder Bridge Common Shares for redemption pursuant to the Thunder Bridge Shareholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Thunder Bridge and, to the knowledge of Thunder Bridge, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Thunder Bridge, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than Thunder Bridge Shareholders who shall have elected to redeem their Thunder Bridge Common Shares pursuant to the Thunder Bridge Shareholder Redemption or the underwriters of Thunder Bridge’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company and PubCo contained herein and the compliance by the Company and PubCo with its respective obligations hereunder, Thunder Bridge has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Thunder Bridge on the Closing Date.

(c) As of the date hereof, Thunder Bridge does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness (other than the Working Capital Loans).

(d) Except as set forth in Section 8.06(d) of the Thunder Bridge Disclosure Letter, as of the date hereof and except for the Transaction Documents and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), Thunder Bridge is not party to any Contract with any other Person that would require payments by Thunder Bridge or any of its Subsidiaries after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract.

Section 8.07 Brokers’ Fees. Except as set forth in Section 8.07 of the Thunder Bridge Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Thunder Bridge or any of its Affiliates, including the Sponsors. Upon the payment of the fees set forth in Section 8.07 of the Thunder Bridge Disclosure Letter, no Person shall have the right to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment for any other transaction involving Thunder Bridge following the Closing.

Section 8.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Thunder Bridge has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since June 29, 2021 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Thunder Bridge as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. As of the date of this Agreement, Thunder Bridge does not have any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b) Thunder Bridge has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Thunder Bridge is made known to Thunder Bridge’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Thunder Bridge’s knowledge, such disclosure controls and procedures are effective in timely alerting Thunder Bridge’s principal executive officer and principal financial officer to material information required to be included in Thunder Bridge’s periodic reports required under the Exchange Act.

(c) Thunder Bridge has established and maintained a system of internal controls. To Thunder Bridge’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Thunder Bridge’s financial reporting and the preparation of Thunder Bridge’s financial statements for external purposes in accordance with GAAP.

(d) Each director and executive officer of Thunder Bridge has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. There are no outstanding loans or other extensions of credit made by Thunder Bridge to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Thunder Bridge. Thunder Bridge has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Thunder Bridge (including any employee thereof) nor Thunder Bridge’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Thunder Bridge, (ii) any fraud, whether or not material, that involves Thunder Bridge’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Thunder Bridge or (iii) any claim or allegation regarding any of the foregoing.

(f) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Thunder Bridge, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 8.09 Business Activities.

(a) Since its incorporation, Thunder Bridge has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Thunder Bridge Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Thunder Bridge or to which Thunder Bridge is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Thunder Bridge or any acquisition of property by Thunder Bridge or the conduct of business by Thunder Bridge as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Thunder Bridge Material Adverse Effect.

(b) Thunder Bridge does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Thunder Bridge nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Section 8.09(c) of the Thunder Bridge Disclosure Letter sets forth each Contract to which Thunder Bridge is a party or otherwise bound as of the date hereof. Except for this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 10.01), Thunder Bridge is not, and at no time has been, party to any Contract with any other Person that (i) would require payments by Thunder Bridge in excess of $100,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 10.01)) or (ii) grants to any Person any non-competition, non-solicitation, no-hire or similar restrictive covenant provisions imposed on Thunder Bridge.

(d) There is no liability, debt or obligation of or claim or judgment against Thunder Bridge or any of its Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on Thunder Bridge’s condensed balance sheet as of September 30, 2021 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Thunder Bridge and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Thunder Bridge’s condensed balance sheet as of September 30, 2021 in the ordinary course of the operation of business of Thunder Bridge and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Thunder Bridge and its Subsidiaries, taken as a whole), (iii) disclosed in the Thunder Bridge Disclosure Letter or (iv) incurred in connection with or contemplated by this Agreement or the Transactions.

(e) Since June 29, 2021, (i) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a Thunder Bridge Material Adverse Effect and (ii) except as set forth in Section 8.09(e) of the Thunder Bridge Disclosure Letter, Thunder Bridge has, in all material respects, conducted its business and operated their properties in the ordinary course of business consistent with past practice.

Section 8.10 Tax Matters.

(a) All material Tax Returns required by Law to be filed by Thunder Bridge have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by Thunder Bridge have been paid.

(c) Thunder Bridge is not currently engaged in any audit, administrative proceeding or judicial proceeding with respect to material Taxes or any settlement negotiations with respect to such audit or proceeding. Thunder Bridge has not received any written notice from a Governmental Authority of a dispute or claim with respect to material Taxes, other than disputes or claims that have since been resolved, and no such claims have been threatened in writing. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Thunder Bridge and no written request for any such waiver or extension is currently pending.

(d) Within the past two years, neither Thunder Bridge nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(e) Thunder Bridge (i) has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), (ii) has not executed or entered into any “closing agreement” or other binding written agreement with respect to material Taxes with a Governmental Authority that created obligations that will bind Thunder Bridge after the Closing or (iii) has not, or has not ever had, a permanent establishment or branch in a jurisdiction outside the country of its organization.

(f) There are no Liens with respect to material Taxes on any of the assets of Thunder Bridge, other than Permitted Liens.

(g) Thunder Bridge does not have any material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts with persons that are not the Sponsor or its direct or indirect equityholders or their Affiliates that do not primarily relate to Taxes).

(h) Thunder Bridge is not a party to, is bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts entered into in the normal course of business with persons that are not the Sponsor or its direct or indirect equityholders or their Affiliates and not primarily relating to Taxes).

(i) Thunder Bridge has not taken any action or agreed to take any action, or is aware of any fact or circumstance, that would reasonably be expected to prevent the Transactions from qualifying for the Intended Income Tax Treatment.

Section 8.11 Capitalization.

(a) The authorized capital stock of Thunder Bridge consists of (i) 200,000,000 Thunder Bridge Class A Common Shares, (ii) 20,000,000 Thunder Bridge Founder Common Shares and (iii) 1,000,000 Thunder Bridge Preferred Shares, of which (A) 24,300,840 Thunder Bridge Class A Common Shares are issued and outstanding as of the date of this Agreement, (B) 5,913,196 Thunder Bridge Founder Common Shares are issued and outstanding as of the date of this Agreement and (C) no Thunder Bridge Preferred Shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding Thunder Bridge Class A Common Shares, Thunder Bridge Founder Common Shares and Thunder Bridge Preferred Shares (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law, (3) were not issued in breach or violation of any preemptive rights or Contract and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain Thunder Bridge Capital Stock held by the Sponsor.

(b) Subject to the terms of conditions of the Warrant Agreement, the Warrants will be exercisable after giving effect to the Merger for one PubCo Ordinary Share at an exercise price of $11.50 per share. As of the date of this Agreement, 4,730,557 Public Warrants and 129,611 Private Placement Warrants are issued and outstanding. The Thunder Bridge Warrants are not exercisable until the later of (x) July 2, 2022 and (y) thirty (30) days after the Closing. All outstanding Thunder Bridge Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Thunder Bridge, enforceable against Thunder Bridge in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Thunder Bridge’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Thunder Bridge’s Governing Documents or any Contract to which Thunder Bridge is a party or otherwise bound.

(c) Except for this Agreement, the Thunder Bridge Warrants and the Subscription Agreements, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Thunder Bridge Capital Stock or any other equity interests of Thunder Bridge, or any other Contracts to which Thunder Bridge is a party or by which Thunder Bridge is bound obligating Thunder Bridge to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Thunder Bridge, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Thunder Bridge. Except as disclosed in the SEC Reports, the Thunder Bridge Organizational Documents or in the Sponsor Support Agreement, there are no outstanding contractual obligations of Thunder Bridge to repurchase, redeem or otherwise acquire any securities or equity interests of Thunder Bridge. There are no outstanding bonds, debentures, notes or other indebtedness of Thunder Bridge having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Thunder Bridge’s stockholders may vote. Except as disclosed in the SEC Reports, Thunder Bridge is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Thunder Bridge Capital Stock or any other equity interests of Thunder Bridge. Thunder Bridge does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, restricted share, phantom equity, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(d) No Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of Thunder Bridge representing 15% or more of the combined voting power of the issued and outstanding securities of Thunder Bridge.

Section 8.12 Nasdaq Listing. The issued and outstanding units of Thunder Bridge, each such unit comprised of one Thunder Bridge Common Share and one-fifth of one Thunder Bridge Warrant (a “Thunder Bridge Unit”), are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Global Market under the symbol “THCPU.” The issued and outstanding Thunder Bridge Common Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Global Market under the symbol “THCP.” The issued and outstanding Thunder Bridge Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Global Market under the symbol “THCPW.” Thunder Bridge is in compliance with the rules of the Nasdaq Global Market and there is no Action pending or, to the knowledge of Thunder Bridge, threatened against Thunder Bridge by the Nasdaq Global Market or the SEC with respect to any intention by such entity to deregister the Thunder Bridge Common Shares or Thunder Bridge Warrants or terminate the listing of Thunder Bridge Common Shares or Thunder Bridge Warrants on the Nasdaq Global Market. None of Thunder Bridge or its Affiliates has taken any action in an attempt to terminate the registration of the Thunder Bridge Common Shares or Thunder Bridge Warrants under the Exchange Act except as contemplated by this Agreement. Thunder Bridge has not received any notice from the Nasdaq Global Market or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Thunder Bridge Common Shares or Thunder Bridge Warrants from the Nasdaq Global Market or the SEC.

Section 8.13 Related Party Transactions. Except as described in the SEC Reports, to Thunder Bridge’s knowledge, there are no transactions, Contracts, side letters, arrangements or understandings between Thunder Bridge, on the one hand, and any director, officer, employee, stockholder, warrant holder, Affiliate of Thunder Bridge.

Section 8.14 Investment Company Act. Neither Thunder Bridge nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 8.15 Interest in Competitors. Thunder Bridge does not own any interest, nor does any of its Associates (as defined under the HSR Act) or Affiliates insofar as such Affiliate-owned interests would be attributed to Thunder Bridge under the HSR Act or any other antitrust Law, in any Person that derives revenues from any lines of products, services or business within any of the Company’s or any of its Subsidiaries’ lines of products, services or business.

Section 8.16 Proxy Statement and Proxy Statement/Registration Statement. When first filed pursuant to Section 14A of the Exchange Act, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Exchange Act. On the date of any filing pursuant to Section 14A of the Exchange Act, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Thunder Bridge Shareholders, and at the time of the Special Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, together with any amendments or supplements thereto, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Thunder Bridge makes no representations or warranties as to the information contained in or omitted from the Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Thunder Bridge by or on behalf of the Company or PubCo specifically for inclusion in the Proxy Statement or the Proxy Statement/Registration Statement.

Section 8.17 No Working Capital Loans. As of the date hereof, there are no Working Capital Loans outstanding.

Section 8.18 No Additional Representations or Warranties. Except as provided in and this Article VIII, neither Thunder Bridge nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company Parties or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company Parties or their Affiliates.

Article IX
COVENANTS OF THE COMPANY PARTIES

Section 9.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as required by this Agreement, required by applicable Law, contemplated by the PubCo Reorganization, set forth in Section 9.01 of the Company Disclosure Letter or consented to in writing by Thunder Bridge (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its reasonable efforts to operate its business in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19 Measures; provided that, any action taken, or omitted to be taken, that relates to, or arises out of, COVID-19 Measures shall be deemed to be in the ordinary course of business). Without limiting the generality of the foregoing, except as required by Law, required by this Agreement, contemplated by the PubCo Reorganization, set forth in Section 9.01 of the Company Disclosure Letter or consented to in writing by Thunder Bridge (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company Parties shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend the Governing Documents of the Company Parties, other than changes that are not, individually or in the aggregate, material or adverse to Thunder Bridge;

(b) (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares of capital stock or any other equity or voting securities of any of the Company Parties or any of the Company’s Subsidiaries, other than pursuant to the exercise of any Company Option, or (ii) issue, grant or agree to provide any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity or equity-based or voting securities of any of the Company Parties, except for the issuance of Company Options as provided for in any Company Benefit Plan;

(c) except in the ordinary course of business consistent with past practice or as required by any Company Benefit Plan or applicable Law, make any grant or promise of any severance or termination payment to any Person, except severance or termination payments in connection with the termination of any employee in the ordinary course of business, establish, adopt, enter into, amend in any material respect or terminate any Company Benefit Plan regarding equity-based grants or compensation, or any plan, agreement, program, policy, trust, fund or other arrangement that would be such type of Company Benefit Plan if it were in existence as of the date of this Agreement, other than to amend or replace any such Company Benefit Plan in the ordinary course of business if the cost of providing benefits thereunder is not materially increased;

(d) other than in connection with its obligations under Section 11.03, make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by applicable Law, IFRS or regulatory guidelines;

(e) adopt or enter into a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or reorganization of the Company or its Subsidiaries;

(f) directly or indirectly acquire by merging or consolidating with, or by purchasing substantially all of the assets of, or by purchasing all of or a substantial equity securities in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, in each case, that would be material to the Company and the Subsidiaries, taken as a whole, and other than in the ordinary course of business, which shall be deemed to include any such acquisitions for aggregate consideration that does not exceed JPY 1,200,000,000;

(g) issue any debt securities, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness in excess of an aggregate amount equivalent to JPY 120,000,000 per fiscal quarter, except, in each case, in the ordinary course of business consistent with past practice, and, as to Indebtedness, except as between or among the Company and its Subsidiaries;

(h) enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business or enter into a new line of business, except where such restriction does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(i) enter into, assume, assign, partially or completely amend any material term of or terminate (excluding any expiration in accordance with its terms) any collective bargaining or similar agreement, other than as required by applicable Law;

(j) take any action reasonably likely to impede the Intended Income Tax Treatment;

(k) take or omit to take any action that would result in the condition set forth in Section 9.01(k) of the Company Disclosure Letter failing to be satisfied at the Closing; provided, that nothing in this Agreement shall restrict the Company from making dividends or distributions to its shareholders so long as the condition set forth in Section 9.01(k) of the Company Disclosure Letter is satisfied at the Closing;

(l) enter into, modify in any material respect or terminate any Contract that is (or would be if entered into prior to the date of this Agreement) a Material Contract or Lease, other than in the ordinary course of business or as required by Law;

(m) sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Owned Intellectual Property) of the Company, other than (A) equipment deemed by the Company in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item, (B) nonexclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business, or (C) transactions among the Company and its Subsidiaries or among its Subsidiaries;

(n) settle any pending or threatened Action (1) to the extent such settlement includes an agreement to accept or concede injunctive relief restricting the Company or a Subsidiary in a manner materially adverse to the Company or a Subsidiary or (2) to the extent such settlement involves a Government Authority or alleged criminal wrongdoing, in each case without first notifying Thunder Bridge of its intent to do so if such prior notification is legally permissible (as determined by the Company based on advice of counsel);

(o) except in the ordinary course of business consistent with past practice, make, change or revoke any material Tax election, adopt or change (or request any Governmental Authority to change) any accounting method or accounting period with respect to Taxes, file any material amended Tax Return, settle or compromise any material Tax liability or claim for a refund of any material amount of Taxes, enter into any closing agreement or other binding written agreement with respect to any material Tax, or enter into any material Tax sharing or Tax indemnification agreement or similar agreement (excluding commercial Contracts not primarily relating to Taxes);

(p) fail to maintain in full force and effect material insurance policies covering the Company and the Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices in a manner materially detrimental to the Company and its Subsidiaries;

(q) enter into any Related Party Transactions or amend in any material respect any existing Related Party Transactions (excluding (i) any ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of the Company or its Subsidiaries in their capacity as an officer or director and (ii) any Contracts between the Company or any of its Subsidiaries, on the one hand, and Monex, on the other hand, that are entered into in the ordinary course of business); or

(r) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 9.01.

Section 9.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company Parties or any of the Company’s Subsidiaries by third parties that may be in the Company Parties’ or any of the Company’s Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of the Company Parties would result in the loss of attorney-client privilege or other privilege from disclosure, during the Interim Period the Company Parties shall, and the Company shall cause its Subsidiaries to, afford to Thunder Bridge and its Representatives reasonable access during normal business hours and with reasonable advance notice, in such manner as to not unreasonably interfere with the normal operation of the Company Parties and the Company’s Subsidiaries and so long as permissible under applicable Law, to their respective properties, assets, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company Parties and the Company’s Subsidiaries, and shall use its and their reasonable efforts to furnish such Representatives with financial and operating data and other information concerning the business and affairs of the Company Parties and the Company’s Subsidiaries that are in the possession of the Company Parties and the Company’s Subsidiaries, in each case, as Thunder Bridge and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that Thunder Bridge shall not be permitted to perform any environmental sampling or testing at any Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions; provided, further, however, that remote access may be provided by the Company Parties and the Company’s Subsidiaries in lieu of physical access in response to COVID-19 to the extent reasonably necessary (1) to protect the health and safety of such officers and employees or (2) in order to comply with any applicable COVID-19 Measures. The Parties shall use reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request, and the provision of access or information, in each case pursuant to this Section 9.02 shall be made in a time and manner so as not to materially delay the Closing. All information obtained by Thunder Bridge and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 9.03 No Claim Against the Trust Account. Each of the Company Parties acknowledges that it has read the Final Prospectus and other SEC Reports, the Thunder Bridge Organizational Documents, and the Trust Agreement and understands that Thunder Bridge has established the Trust Account described therein for the benefit of Thunder Bridge’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. Each of the Company Parties further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by July 2, 2023 or such later date as approved by the stockholders of Thunder Bridge to complete a Business Combination, Thunder Bridge will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, each of the Company Parties (on behalf of itself and its controlled Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by Thunder Bridge or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. Notwithstanding the foregoing, this Section 9.03 shall not serve to limit or prohibit any of the Company Parties or their respective controlled Affiliates’ rights to pursue a claim against Thunder Bridge or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 14.13 for specific performance or other injunctive relief. This Section 9.03 shall survive the termination of this Agreement for any reason.

Section 9.04 PubCo Shareholder Approval; Merger Sub Shareholder Approval.

(a) Prior to Closing, the Company shall (i) obtain and deliver to Thunder Bridge, the PubCo Shareholder Approval, (A) in the form of a written consent executed by Monex (pursuant to the Company Support Agreement) and (B) in accordance with the terms and subject to the conditions of PubCo’s Governing Documents and (ii) take all other action necessary or advisable to secure the PubCo Shareholder Approval.

(b) Prior to Closing, PubCo, as the sole shareholder of Merger Sub, shall deliver to Thunder Bridge the Merger Sub Shareholder Approval, (A) in the form of a written consent executed by PubCo (pursuant to the Company Support Agreement) and (B) in accordance with the terms and subject to the conditions of Merger Sub’s Governing Documents.

Section 9.05 Indemnification and Insurance.

(a) PubCo agrees that all rights provided in the Governing Documents of Thunder Bridge or in any other agreement to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time (including in respect of any matters arising in connection with this Agreement and the Transactions) in favor of each Person who at the Merger Effective Time is, or at any time prior to the Merger Effective Time was, a director or officer of Thunder Bridge (each, a “D&O Indemnitee”) shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Merger Effective Time.

(b) Prior to the Closing, Thunder Bridge may cause coverage to be extended under Thunder Bridge’s current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Merger Effective Time (“D&O Tail”).

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 9.05 shall not be terminated or modified in such a manner as to materially and adversely affect any D&O Indemnitee to whom this Section 9.05 applies without the consent of the affected D&O Indemnitee. In the event that PubCo, Thunder Bridge or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of PubCo or Thunder Bridge, as the case may be, shall succeed to the obligations set forth in this Section 9.05.

Section 9.06 PubCo Nasdaq Listing. From the date hereof through the Closing, PubCo shall prepare and submit to the Nasdaq Global Market a listing application, if required under the Nasdaq Global Market rules, covering the PubCo Ordinary Shares and warrants to be issued in connection with the Transactions, and shall obtain approval for the listing of such PubCo Ordinary Shares and warrants, and Thunder Bridge shall reasonably cooperate with PubCo with respect to such listing.

Section 9.07 Incentive Equity Plan. Prior to the Closing Date, PubCo shall approve, and subject to approval of PubCo’s general meeting, adopt, a management incentive equity plan that reserves for issuance thereunder an aggregate number of PubCo Ordinary Shares equal to 7% of the outstanding PubCo Ordinary Shares immediately following the Merger Effective Time and otherwise has such terms as shall mutually be agreed by the Company and Thunder Bridge (the “Incentive Equity Plan”). As soon as practicable in accordance with applicable Law after the Merger Effective Time, PubCo shall file an effective registration statement on Form S-8 (or other applicable form) with respect to PubCo Ordinary Shares issuable under the Incentive Equity Plan, and PubCo shall use reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.

Section 9.08 Financial Information. In the event that Closing occurs after June 30, 2022, the Company shall use its commercially reasonable efforts to deliver to Thunder Bridge by no later than July 25, 2022, audited consolidated financial statements of the Company and its Subsidiaries (including, in each case, any related notes thereto), consisting of the audited consolidated statement of financial position of the Company and its Subsidiaries as of March 31, 2022 and the related audited consolidated statement of profit or loss and other comprehensive income, cash flows and changes in equity for the year then ended, each audited by a PCAOB qualified auditor in accordance with IFRS and PCAOB standards, together with the auditor’s report thereon.

Article X
COVENANTS OF THUNDER BRIDGE

Section 10.01 Conduct of Thunder Bridge During the Interim Period.

(a) During the Interim Period, except as set forth in Section 10.01 of the Thunder Bridge Disclosure Letter, as required by this Agreement, as required by applicable Law (including COVID-19 Measures), or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of as (i), (ii), (iv), (vi) and (vii) below, as to which the Company’s consent may be granted or withheld in its sole discretion), Thunder Bridge shall not, and shall cause each of its Subsidiaries not to:

(i) change, modify, supplement, restate or amend the Trust Agreement or the Thunder Bridge Organizational Documents;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Thunder Bridge; (B) split, combine or reclassify any capital stock of, or other equity interests in, Thunder Bridge; or (C) other than in connection with the Thunder Bridge Shareholder Redemption or as otherwise required by Thunder Bridge’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Thunder Bridge;

(iii) except in the ordinary course of business consistent with past practice, make, change or revoke any Tax election, adopt or change (or request any Governmental Authority to change) any accounting method or accounting period with respect to Taxes, file any amended Tax Return, settle or compromise any Tax liability or claim for a refund of any amount of Taxes, enter into any closing agreement or other binding written agreement with respect to any Tax, or enter into any Tax sharing or Tax indemnification agreement or similar agreement (excluding commercial Contracts not primarily relating to Taxes);

(iv) enter into, renew, modify, supplement or amend any transaction or Contract with an Affiliate of Thunder Bridge (including, for the avoidance of doubt, the Sponsor, and, where applicable, (x) anyone related by blood, marriage or adoption to the Sponsor or (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater), other than Working Capital Loans;

(v) waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any liability;

(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than Working Capital Loans not exceeding $1,500,000 in the aggregate;

(vii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Thunder Bridge or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (x) issuance of Thunder Bridge Common Shares in connection with the exercise of any Thunder Bridge Warrants outstanding on the date hereof or (y) issuance of Thunder Bridge Common Shares at not less than $10 per share on the terms set forth in the Subscription Agreements or (B) amend, modify or waive any of the terms or rights set forth in, any Thunder Bridge Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(viii) enter into any agreement, or otherwise become obligated, to take any action prohibited under this Section 10.01.

(b) During the Interim Period, Thunder Bridge shall, and shall cause its Affiliates, including Sponsor, to comply with, and continue performing under, as applicable, the Thunder Bridge Organizational Documents, the Trust Agreement, the Transaction Documents and all other agreements or Contracts to which Thunder Bridge or its Subsidiaries may be a party.

Section 10.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Thunder Bridge or its Subsidiaries by third parties that may be in Thunder Bridge’s or its Subsidiaries’ possession from time to time, and except for any information which on the advice of legal counsel of Thunder Bridge would result in the loss of attorney-client privilege or other privilege from disclosure, Thunder Bridge shall, and shall cause its Subsidiaries to, afford to the Company Parties, their Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not unreasonably interfere with the normal operations of Thunder Bridge and its Subsidiaries and so long as permissible under applicable Law to their respective properties and assets, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Thunder Bridge and its Subsidiaries, and shall use its and their reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the business and affairs of Thunder Bridge and its Subsidiaries that are in the possession of Thunder Bridge or its Subsidiaries, in each case as the Company Parties and their Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that remote access may be provided by Thunder Bridge lieu of physical access in response to COVID-19 to the extent reasonably necessary (a) to protect the health and safety of such officers and employees or (b) in order to comply with any applicable COVID-19 Measures. The Parties shall use reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request, and the provision of access or information, in each case pursuant to this Section 10.02, shall be made in a time and manner so as not to materially delay the Closing. All information obtained by the Company Parties, their Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Merger Effective Time.

Section 10.03 Thunder Bridge Nasdaq Listing. From the date hereof until the Closing, Thunder Bridge shall use reasonable efforts to ensure Thunder Bridge remains listed as a public company on, and for shares of Thunder Bridge Common Shares and Thunder Bridge Warrants (but, in the case of Thunder Bridge Warrants, only to the extent issued as of the date hereof) to be listed on, the Nasdaq Global Market.

Section 10.04 Thunder Bridge Public Filings. From the date hereof through the effective date of the Registration Statement, Thunder Bridge shall use reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 10.05 Section 16 Matters. Prior to the Merger Effective Time, Thunder Bridge shall take all reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Thunder Bridge Common Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Thunder Bridge to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 10.06 Qualification as an Emerging Growth Company. Thunder Bridge shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and (b) not take any action that would cause Thunder Bridge to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Section 10.07 Shareholder Litigation. In the event that any litigation related to this Agreement, the other Transaction Documents or any or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Thunder Bridge, threatened in writing, against Thunder Bridge or the Board of Directors of Thunder Bridge by any Thunder Bridge Shareholders prior to the Closing, Thunder Bridge shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Thunder Bridge shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give good faith consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Company.

Section 10.08 FIRPTA. On or before the Closing Date, Thunder Bridge shall provide PubCo with a duly executed certificate meeting the requirements of Treasury Regulations Section 1.1445-2(c)(3).

Article XI
JOINT COVENANTS

Section 11.01 FEFTA and Approvals.

(a) The Parties shall make all filings required by the antitrust, competition, and foreign investment Laws, including advance notification with the Minister of Finance of Japan and the Minister of Economy, Trade and Industry of Japan and any other filings required under FEFTA, as soon as reasonably practicable after the date of this Agreement. The Parties shall notify the Governmental Authorities set forth on Section 11.01 of the Company Disclosure Letter of the Transactions and consult with such Governmental Authorities to confirm that no relevant Governmental Authorities oppose the Transactions, as soon as reasonably practicable after the date of this Agreement. Except as may be restricted by applicable Law, (i) the Parties shall cooperate with each other with respect to the obtaining of information needed for the preparation of the advance notification required to be filed pursuant to FEFTA and any other filings required to be filed pursuant to the applicable Law of any other jurisdiction by any of the Parties in connection with the Transactions, (ii) the Parties shall use reasonable best efforts and shall cooperate in responding to any written or oral requests from Governmental Authorities for additional information or documentary evidence, and (iii) the Parties shall, at the earliest practicable date, (x) comply with any formal or informal request for additional information or documentary material from Governmental Authorities, and (y) cooperate and shall provide notice and opportunity to consult regarding all meetings with Governmental Authorities, whether in person or telephonic, and regarding all written communications with Governmental Authorities, in each case in connection with the Transactions. The Parties agree to request shortening of the waiting period prescribed by the FEFTA. Subject to applicable Law, each Party shall promptly notify the other Parties hereto of any written communication made to or received by a Party, as the case may be, from any Governmental Authority regarding any of the Transactions, and, subject to applicable Law, permit the other Parties to review in advance any proposed written communication to any such Governmental Authority and incorporate the other Parties’ reasonable comments, not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend, and furnish the other parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives, on one hand, and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the Transactions.

(b) Each Party shall, and shall cause its Affiliates to, cooperate in good faith with each Governmental Authority and take promptly any and all reasonable action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date). In furtherance and not in limitation of the foregoing, the Parties shall, and shall cause their respective controlled Affiliates to take any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would (or to obtain the agreement or consent of any Governmental Authority to the Transactions the absence of which would) delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including (i) proffering and consenting or agreeing to a Governmental Order or other agreement providing for (A) the licensing or other limitations or restrictions on, particular assets, or categories of assets of any Party or (B) the amendment or assignment of existing relationships and contractual rights and obligations of such Party and (ii) promptly effecting the licensing or holding separate of assets or lines of business or the amendment or assignment of existing relationships and contractual rights, in each case, of such Party, at such time as may be necessary to permit the lawful consummating of the Transactions on or prior to the Termination Date. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, cooperate in all reasonable respects with each other. Such Party shall use its reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Governmental Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Notwithstanding anything to the contrary in this Section 11.01, nothing in this Section 11.01 or elsewhere in this Agreement shall require or obligate Monex or the Company, and Thunder Bridge and the Company shall not, without prior written consent of Monex, agree, propose, commit to, or effect, or otherwise be required, by consent decree, hold separate, or otherwise, any sale, divestiture, hold separate, or any other action otherwise limiting the freedom of action in any respect with respect to any businesses, products, rights, services, licenses, assets, or interest therein, of (i) Monex or any Affiliate or (ii) the Company or any its Affiliates or subsidiaries, or any interests therein.

Section 11.02 Support of Transaction. Without limiting any covenant contained in Article IX or Article X, including the obligations of each Party with respect to the notifications, filings, reaffirmations and applications described in Section 11.01, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 11.02, each Party shall, and shall each cause its respective Subsidiaries to: (a) use reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use reasonable efforts to obtain all material consents and approvals of third parties that any of the Parties or their respective Affiliates are required to obtain in order to consummate the Transactions; provided, that, to the extent agreed to by Thunder Bridge, the Company shall not be required to seek any such required consents or approvals of third-party counterparties to Material Contracts with the Company or its Subsidiaries, and (c) take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article XII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall any Party or any of the Company’s Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party or otherwise required in connection with the consummation of the Transactions.

Section 11.03 Proxy Statement/Registration Statement; Thunder Bridge Special Meeting.

(a) Registration Statement and Prospectus.

(i) As promptly as reasonably practicable following the execution and delivery of this Agreement, (x) PubCo, Thunder Bridge and the Company shall, in accordance with this Section 11.03(a), jointly prepare and PubCo and Thunder Bridge, as applicable, shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Thunder Bridge Shareholders relating to the Special Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) PubCo and the Company shall prepare (with Thunder Bridge’s reasonable cooperation, and Thunder Bridge shall cause its Representatives to cooperate) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the PubCo Ordinary Shares that constitute the Closing Thunder Bridge Share Consideration (the “Registration Statement Securities”). Each of PubCo, Thunder Bridge and the Company shall use its reasonable efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. PubCo and the Company also agree to use their reasonable efforts to obtain all necessary state Securities Law or “Blue Sky” Permits required to carry out the Transactions, and Thunder Bridge shall furnish all information concerning Thunder Bridge or the Sponsor as may be reasonably requested in connection with any such action. Each of PubCo, Thunder Bridge and the Company agrees to furnish to each other Party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of PubCo, Thunder Bridge, the Company or their respective Subsidiaries to any regulatory authority (including the Nasdaq Global Market) in connection with the Merger and the other Transactions (the “Offer Documents”). Thunder Bridge will cause the Proxy Statement/Registration Statement to be mailed to the Thunder Bridge Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, PubCo will advise Thunder Bridge, reasonably promptly after PubCo receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the PubCo Ordinary Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, Thunder Bridge and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and PubCo shall give reasonable and good faith consideration to and reflect any comments made by Thunder Bridge and its counsel. To the extent not prohibited by Law, PubCo shall provide Thunder Bridge and its counsel with (A) any comments or other communications, whether written or oral, that PubCo or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of PubCo to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

(iii) Each of PubCo, Thunder Bridge and the Company shall ensure that none of the information supplied by it or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Thunder Bridge Shareholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Merger Effective Time any information relating to PubCo, the Company, Thunder Bridge or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by PubCo, the Company or Thunder Bridge, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Thunder Bridge Shareholders.

(v) Thunder Bridge Special Meeting. Thunder Bridge shall, prior to or (if impracticable to do so prior to such effectiveness) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, establish a record date (which date shall be mutually agreed with the Company, acting reasonably) for, and, as promptly as practicable after such effectiveness, give notice of and duly call a meeting of the Thunder Bridge Shareholders (the “Special Meeting”), which meeting shall be held not more than thirty (30) days after the date on which the Registration Statement is declared effective (or such longer period to which the Company may consent), for the purpose of, among other things: (A) providing Thunder Bridge Shareholders with the opportunity to redeem shares of Thunder Bridge Common Shares by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Special Meeting (the “Thunder Bridge Shareholder Redemption”) and (B) soliciting proxies from holders of Thunder Bridge Common Shares to vote at the Special Meeting, as adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions (including the Merger); (2) any other proposals as either the SEC or the Nasdaq Global Market (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement or in correspondence related thereto, or any other proposals the Parties agree are necessary or desirable to consummate the Transactions; (3) adoption and approval of any other proposals as reasonably agreed by Thunder Bridge and the Company to be necessary or appropriate in connection with the Transactions; and (4) the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “Thunder Bridge Shareholder Matters”). Thunder Bridge shall include the Thunder Bridge Board Recommendation in the Proxy Statement. Notwithstanding the foregoing, if at any time prior to, but not after, obtaining approval of the Thunder Bridge Shareholder Matters the board of directors of Thunder Bridge determines that a Material Adverse Effect has occurred, the board of directors of Thunder Bridge may change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Thunder Bridge Board Recommendation to the extent required, upon advice of external counsel, in order to comply with fiduciary duties under applicable Law (together with any change, withdrawal, withholding, qualification or modification of its recommendation to the Thunder Bridge Shareholders described in the Recitals hereto, a “Change in Recommendation”). To the fullest extent permitted by applicable Law, (A) Thunder Bridge agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking the Thunder Bridge Shareholder Approval shall not be affected by any Change in Recommendation or other intervening event or circumstance, (B) Thunder Bridge agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval the Thunder Bridge Shareholders the Thunder Bridge Shareholder Matters, in each case in accordance with this Agreement, regardless of any Change in Recommendation or other intervening event or circumstance, and (C) Thunder Bridge agrees that if the Thunder Bridge Shareholder Approval shall not have been obtained at any such Special Meeting, then Thunder Bridge shall promptly continue to take all such reasonable and necessary actions, including the actions required by this Section 11.03(a)(v), and hold additional Special Meetings in order to obtain such approval. Thunder Bridge may only postpone or adjourn the Special Meeting (and, in the case of the following clauses (ii) and (iii), at the request of the Company, shall postpone or adjourn): (i) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Thunder Bridge has determined in good faith after consultation with outside legal counsel is required by applicable Law is disclosed to Thunder Bridge Shareholders and for such supplement or amendment to be promptly disseminated to Thunder Bridge Shareholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Thunder Bridge Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) in order to solicit additional proxies from stockholders for purposes of obtaining the Thunder Bridge Shareholder Approval; or (iv) only with the prior written consent of the Company, for purposes of satisfying the condition set forth in Section 12.03(c) hereof; provided, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 11.04 Exclusivity.

(a) During the Interim Period, the Company Parties shall not take, and it shall direct their Affiliates and Representatives not to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, or provide information to, any Person (other than Thunder Bridge or any of its Affiliates or Representatives) concerning any merger, recapitalization or similar business combination transaction, or any sale of substantially all of the assets involving the Company and its Subsidiaries, taken as a whole (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”) or (ii) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 11.04(a). The Company Parties shall, and shall direct their Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, Thunder Bridge shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to, provide information to or commence due diligence with respect to, any Person (other than the Company Parties, their shareholders or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company Parties, their shareholders and their respective Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 11.04(b). Thunder Bridge shall, and shall direct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 11.05 Third Party Financing. In the event that the Company Parties and Thunder Bridge agree to raise third party financing for purposes of consummating the Transactions, Thunder Bridge and the Company Parties shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with raising such third party financing (including having the Company’s senior management participate in investor meetings and roadshows as reasonably requested by Thunder Bridge, and the preparation of materials reasonably necessary in connection therewith), and keep each other and their respective Representatives informed of the status of any and all discussions pertaining to any such third party financing. The terms and conditions of any agreement relating to such third party financing shall (i) be subject to the prior written approval of the Company and Thunder Bridge, (ii) provide that such third party financing is subject only to customary closing conditions and (iii) provide that the Company will be a third-party beneficiary of, and entitled to enforce, such agreements.

Section 11.06 Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, Thunder Bridge shall pay all transfer, documentary, sales, use, stamp, registration, value-added or other similar Taxes incurred in connection with the Transactions (collectively “Transfer Taxes”). Thunder Bridge shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the applicable Parties will join in the execution of any such Tax Returns.

(b) The Parties will prepare and file all Tax Returns consistent with the Intended Income Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a change in applicable Law after the date hereof or a final “determination” within the meaning of Section 1313(a)(1) of the Code. Each of the Parties agrees to (x) promptly notify all other Parties of any challenge to the Intended Income Tax Treatment by any Governmental Authority, and (y) cooperate with each other and their respective counsel to document and provide factual support for the Intended Income Tax Treatment, including by reasonably cooperating to provide factual support letters.

(c) No Party shall take or cause to be taken any action, or fail to take or cause to be failed to be taken any action, which action or failure to act would reasonably be expected to prevent the Transactions from so qualifying for the Intended Income Tax Treatment. Both prior to and following the Merger Effective Time, each of the Parties shall, and shall cause their respective Subsidiaries and Affiliates to, use their reasonable best efforts to cause the Merger to qualify for the Intended Income Tax Treatment.

(d) The Company Parties and Thunder Bridge hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

Section 11.07 Confidentiality; Publicity.

(a) Thunder Bridge acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated hereby and thereby. The Company acknowledges that, in connection with any third party financing for purposes of consummating the Transactions, Thunder Bridge shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to prospective investors, which information may include Evaluation Material (as defined in the Confidentiality Agreement); provided, that, Thunder Bridge provides the Company with a reasonable opportunity to review and provide comments to such presentation and the Company consents to the contents thereof (such consent not to be unreasonably withheld, conditioned or delayed).

(b) The Parties shall reasonably cooperate to create and implement a communications plan regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, none of the Parties or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Thunder Bridge, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case such Party, as applicable, shall use its reasonable efforts to obtain such consent with respect to such announcement or communication with the relevant Party, prior to announcement or issuance; and (ii) subject to this Section 11.07, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential, without the consent of any other Party; and provided, further, that subject to Section 9.02 and this Section 11.07, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in the foregoing in this Section 11.07(b) (a) public announcements and communications that are consistent with public announcements and communications previously approved pursuant to this Section 11.07(b) shall not require approval by either Party, and (b) subject to compliance with Section 11.07(a), communications by the Company with its customers, employees and other existing or prospective business relationships will not be considered public announcements or communications for purposes of this Section 11.07(b); provided, further, that notwithstanding anything to the contrary in this Section 11.07(b), nothing herein shall modify or affect Thunder Bridge’s obligations pursuant to Section 11.03.

(c) The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form mutually agreed by the Company and Thunder Bridge prior to the execution of this Agreement, and such initial press release shall be released as promptly as practicable after the execution of this Agreement.

Section 11.08 PubCo Board of Directors and Committees. The Parties shall take all actions necessary to ensure that immediately following the Closing, the PubCo board of directors will consist of nine (9) individuals, two (2) of which will be appointed upon a nomination by Sponsor, five (5) of which shall be appointed upon a nomination by Monex, and two (2) of which shall be mutually agreed to by the Sponsor and Monex. At least three (3) of the members of the board of directors shall qualify as independent under Nasdaq requirements and PubCo shall strive for the majority of the non-executive directors on its board to qualify as independent directors under the Dutch Corporate Governance Code. The PubCo board of directors will decide board committee memberships. At or prior to the Closing, PubCo will provide each director of PubCo with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, acting reasonably.

Section 11.09 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Article XII
CONDITIONS TO OBLIGATIONS

Section 12.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the Company, on behalf of the Company Parties, and Thunder Bridge:

(a) Governmental Approvals. The applicable waiting period(s) under FEFTA in respect of the Transactions (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of a Governmental Authority) shall have expired or been terminated. No Governmental Authority having the power to regulate the Company shall have opposed, and failed to withdraw its opposition to, the Transactions.

(b) No Prohibition. There shall not be in force any Governmental Order enjoining or prohibiting the consummation of the Transactions.

(c) Net Tangible Assets. Thunder Bridge shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Thunder Bridge Shareholder Redemption and receipt of any Sponsor Investment proceeds and proceeds from any third party financing.

(d) Thunder Bridge Shareholder Approval. The Thunder Bridge Shareholder Approval shall have been duly obtained in accordance with the DGCL, the Thunder Bridge Organizational Documents and the rules and regulations of the Nasdaq Global Market.

(e) PubCo Shareholder Approval. The PubCo Shareholder Approval shall have been duly obtained in accordance with the applicable Law and PubCo’s Governing Documents.

(f) Merger Sub Shareholder Approval. The Merger Sub Shareholder Approval shall have been duly obtained in accordance with the DGCL and Merger Sub’s Governing Documents.

(g) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(h) Listing Approval. The PubCo Ordinary Shares to be issued in connection with the Merger and the other Transactions shall have been approved for listing on the Nasdaq Global Market.

(i) PubCo Reorganization. The PubCo Reorganization shall have been consummated.

Section 12.02 Additional Conditions to Obligations of Thunder Bridge. The obligations of Thunder Bridge to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Thunder Bridge:

(a) Representations and Warranties.

(i) The representations and warranties of PubCo contained in the first through fourth sentences of Section 6.01 (Corporate Organization of PubCo, HoldCo and Merger Sub), and Section 6.02 (Due Authorization), and the representations and warranties of Company contained in the first and second sentences of Section 7.01 (Corporate Organization of the Company), and Section 7.03 (Due Authorization) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of the Company contained in Section 6.05 (Current Capitalization), Section 7.06 (Current Capitalization), and Section 7.22 (Absence of Changes) shall be true and correct in all respects as of the Closing Date.

(iii) The representations and warranties of the Company contained in Article VII (other than the Specified Representations and the representations and warranties of the Company contained in Section 7.22), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to imminently result in, a Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. The Company shall have delivered to Thunder Bridge a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 12.02(a) and Section 12.02(b) have been fulfilled.

(d) Lock-up Agreements. Thunder Bridge shall have received duly executed Lock-up Agreements from each of the Company Shareholders other than Monex.

Section 12.03 Additional Conditions to the Obligations of the Company Parties. The obligation of the Company Parties to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company, on behalf of the Company Parties:

(a) Representations and Warranties.

(i) The representations and warranties of Thunder Bridge contained in the first and second sentences of Section 8.01 (Corporate Organization), and Section 8.02 (Due Authorization) (collectively, the “Thunder Bridge Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Thunder Bridge Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of Thunder Bridge contained in Section 8.09(e) (Business Activities) and Section 8.11 (Capitalization) shall be true and correct in all respects as of the Closing Date.

(iii) The representations and warranties of Thunder Bridge contained in Article VIII (other than the Thunder Bridge Specified Representations and the representations and warranties of Thunder Bridge contained in Section 8.09(e)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Thunder Bridge Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to imminently result in, a Thunder Bridge Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of Thunder Bridge in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Available Closing Thunder Bridge Cash. The Available Closing Thunder Bridge Cash shall not be less than one hundred million U.S. dollars ($100,000,000).

(d) Officer’s Certificate. Thunder Bridge shall have delivered to the Company a certificate signed by an officer of Thunder Bridge, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 12.03(a), Section 12.03(b) and Section 12.03(c) have been fulfilled.

Section 12.04 Frustration of Conditions. None of Thunder Bridge or the Company Parties may rely on the failure of any condition set forth in this Article XII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other Party to be satisfied, as required by Section 11.01.

Article XIII
TERMINATION/EFFECTIVENESS

Section 13.01 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of the Company and Thunder Bridge;

(b) prior to the Closing, by written notice to the Company from Thunder Bridge if (i) there is any breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of a Company Party, such that the conditions specified in Section 12.02(a) or Section 12.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by a Company Party through the exercise of its reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Thunder Bridge provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Thunder Bridge of such breach, but only as long as a Company Party continues to use its reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before July 2, 2023 (the “Termination Date”); or (iii) the consummation of the Merger is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable Governmental Order; provided, that, the right to terminate this Agreement under subsection (i) or (ii) shall not be available if Thunder Bridge’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c) prior to the Closing, by written notice to Thunder Bridge from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Thunder Bridge set forth in this Agreement, such that the conditions specified in Section 12.03(a) or Section 12.03(b) would not be satisfied at the Closing (a “Terminating Thunder Bridge Breach”), except that, if any such Terminating Thunder Bridge Breach is curable by Thunder Bridge through the exercise of its reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Thunder Bridge of notice from the Company of such breach, but only as long as Thunder Bridge continues to exercise such reasonable efforts to cure such Terminating Thunder Bridge Breach (the “Thunder Bridge Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Thunder Bridge Breach is not cured within the Thunder Bridge Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Merger is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable Governmental Order; provided, that the right to terminate this Agreement under subsection (i) or (ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(d) by written notice from the Company to Thunder Bridge if the Special Meeting has been held, Thunder Bridge Shareholders have duly voted, and the Thunder Bridge Shareholder Approval has not been obtained (subject to any adjournment, postponement or recess of the meeting); or

(e) by written notice from the Company or Thunder Bridge, on the one hand, to Thunder Bridge or the Company, respectively, on the other hand, if the Closing has not occurred on or before the ninetieth (90th) day after the date on which the Registration Statement is declared effective and the condition set forth in Section 12.03(c) shall have not been satisfied as of such date, but all of the other conditions to the Closing set forth in Article XII, other than those conditions that by their nature are to be satisfied by actions taken at the Closing and, if applicable, any of the conditions set forth in Section 12.01(c) and Section 12.01(d), have been satisfied or validly waived on or before such date.

Section 13.02 Effect of Termination. Except as otherwise set forth in this Section 13.02 or Section 14.13, in the event of the termination of this Agreement pursuant to Section 13.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Fraud or intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 9.03 (No Claim Against the Trust Account), Section 11.07 (Confidentiality; Publicity), this Section 13.02 (Effect of Termination) and Article XIV (Miscellaneous) (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XIV
MISCELLANEOUS

Section 14.01 Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 14.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 14.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to Thunder Bridge to:

Thunder Bridge Capital Partners IV, Inc.
9912 Georgetown Pike, Suite D203

Great Falls, VA 22066

Attn: Gary Simanson, Chief Executive Officer
E-mail: gsimanson@thunderbridge.us

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Ave, NW, Suite 900

Washington, DC 20001
Attn: Jon Talcott and Peter Strand
E-mail: jon.talcott@nelsonmullins.com and peter.strand@nelsonmullins.com

(b) If to the Company Parties (or the Surviving Corporation), to:

Coincheck, Inc.
E Space Tower, 12F

3-6, Maruyamacho

Shibuya-ku, Tokyo 150-0044
Attn: Satoshi Hasuo

E-mail: satoshi.hasuo@coincheck.com

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

Ark Hills Sengokuyama Mori Tower, 41F

9-10, Roppongi 1-chome

Minato-ku, Tokyo 106-0032, Japan

Attention: Alan Cannon

Email: acannon@stblaw.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017, United States

Attention: Patrick Naughton

Email: pnaughton@stblaw.com

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 14.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the Company and Thunder Bridge; provided, that any Company Party may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of such Company Party so long as such Company Party remains fully responsible for the performance of the delegated obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 14.03 shall be null and void, ab initio.

Section 14.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of PubCo and Thunder Bridge (and their successors, heirs and Representatives) and each of the D&O Indemnitees are intended third-party beneficiaries of, and may enforce, Section 9.05 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 14.14 and Section 14.15.

Section 14.05 Expenses. Except as otherwise provided herein, each Party shall bear its own costs and expenses incurred in connection with this Agreement, the other Transaction Documents and the transactions herein and therein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing occurs, then the Outstanding Company Expenses and Outstanding Thunder Bridge Expenses shall be paid or reimbursed by the Company.

Section 14.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws or statute of limitations of another jurisdiction.

Section 14.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 14.08 Schedules and Exhibits. The Disclosure Letters and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Disclosure Letters and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Disclosure Letters with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply to the extent the relevance of such disclosure is reasonably apparent in such Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes.

Section 14.09 Entire Agreement. This Agreement (together with the Disclosure Letters and Exhibits to this Agreement and the other Transaction Documents) and that certain Non-Disclosure Agreement, dated as of September 29, 2021, by and between the Company and Thunder Bridge (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement, the other Transaction Documents and the Confidentiality Agreement.

Section 14.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 13.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 14.10.

Section 14.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 14.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may only be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state and federal courts in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 14.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any other Transaction Document in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any other Transaction Document and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 13.01, this being in addition to any other remedy to which they are entitled under this Agreement or any other Transaction Document, and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any other Transaction Document and to enforce specifically the terms and provisions of this Agreement or any other Transaction Document in accordance with this Section 14.13 shall not be required to provide any bond or other security in connection with any such injunction.

Section 14.14 Non-Recourse. Subject in all respects to the last sentence, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company Parties or Thunder Bridge under this Agreement or for any claim based on, arising out of, or related to this Agreement or the Transactions, and each Party hereby waives and releases all claims, causes of actions and liabilities related thereto. Notwithstanding the foregoing, nothing in this Section 14.14 shall limit, amend or waive any rights or obligations of any party to any Transaction Document for any claim based on, in respect of or by reason of such rights or obligations.

Section 14.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and each shall terminate and expire upon the occurrence of the Merger Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XIV. Nothing herein is intended to limit any Party’s liability for such Party’s Fraud.

Section 14.16 Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the PubCo Representations constitute the sole and exclusive representations and warranties of PubCo in connection with the Transactions; (iii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (iv) the Thunder Bridge Representations constitute the sole and exclusive representations and warranties of Thunder Bridge in connection with the Transactions; (v) except for the PubCo Representations by PubCo, the Company Representations by the Company and the Thunder Bridge Representations by Thunder Bridge, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (vi) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the PubCo Representations by PubCo, the Company Representations by the Company and the Thunder Bridge Representations by Thunder Bridge. The foregoing does not limit any rights of any Party pursuant to any other Transaction Document against any other Party pursuant to such Transaction Document to which it is a party or an express third party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, Thunder Bridge understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is,” “where is” and subject to and except for the PubCo Representations by PubCo and the Company Representations by the Company or as provided in any certificate delivered in accordance with Section 12.02(c), with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section 14.16(a) shall relieve any Party of liability in the case of Fraud committed by such Party.

(b) Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Disclosure Letters, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 14.16. Notwithstanding anything herein to the contrary, nothing in this Section 14.16(b) shall preclude any Party from seeking any remedy for Fraud by a Party. Each Party shall have the right to enforce this Section 14.16 on behalf of any Person that would be benefitted or protected by this Section 14.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 14.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the Transactions, including any other Transaction Document.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.

By:	/s/ Gary A. Simanson
Name:	Gary A. Simanson
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

COINCHECK GROUP B.V.

By:	/s/ Akira Inoue
Name:	Akira Inoue
Title:	Managing Director

M1 CO G.K.

By:	/s/ Akira Inoue
Name:	Akira Inoue
Title:	Executive Manager

COINCHECK MERGER SUB, INC.

By:	/s/ Akira Inoue
Name:	Akira Inoue
Title:	President & Secretary

COINCHECK, INC.

By:	/s/ Satoshi Hasuo
Name:	Satoshi Hasuo
Title:	Representative Director & President

[Signature Page to Business Combination Agreement]